Exhibit 2.1

Execution Version

AGREEMENT AND PLAN OF MERGER

by and among

ONEWATER MARINE INC.,

OBCMS, INC.

and

OCEAN BIO-CHEM, INC.

Dated as of June 21, 2022

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”), is entered into as of June 21, 2022, by and among OCEAN BIO-CHEM, INC., a Florida corporation (the “Company”), ONEWATER MARINE INC., a Delaware corporation (“Parent”), and OBCMS, INC., a Florida corporation and a wholly owned Subsidiary of Parent (“Merger Sub”). Capitalized terms used herein (including in the immediately preceding sentence) and not otherwise defined herein shall have the meanings set forth in Exhibit A attached hereto.

RECITALS

WHEREAS, the parties intend that Merger Sub be merged with and into the Company, with the Company surviving that merger on the terms and subject to the conditions set forth herein;

WHEREAS, in the Merger, upon the terms and subject to the conditions of this Agreement, each share of common stock, par value $0.01 per share, of the Company (the “Company Common Stock”) will be converted into the right to receive the Merger Consideration except as otherwise provided in this Agreement;

WHEREAS, the Board of Directors of the Company (the “Company Board”), acting on the unanimous recommendation of the special committee of the Company Board consisting solely of members of the Company Board who are not parties to the Merger (as defined below), directly or indirectly, other than as a result of being a shareholder of the Company, and who have no direct or indirect material financial interest of other material interest in the Merger (the “Special Committee”), has unanimously: (a) determined that it is in the best interests of and beneficial to the Company and its shareholders, and declared it advisable, to enter into this Agreement with Parent and Merger Sub; (b) approved the execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Merger; (c) directed that, in the event the Shareholder Written Consent is not delivered to Parent in accordance with Section 5.04(a), and Parent does not terminate this Agreement in accordance with Section 7.03(d), the adoption of this Agreement be submitted to a vote at a meeting of the Company’s Shareholders; and (d) resolved, subject to the terms and conditions set forth in this Agreement, to recommend approval of this Agreement by the shareholders of the Company;

WHEREAS, the respective Boards of Directors of Parent and Merger Sub have each unanimously: (a) determined that it is in the best interests of Parent or Merger Sub, as applicable, and their respective shareholders, and declared it advisable, to enter into this Agreement; and (b) approved the execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Merger;

WHEREAS, concurrently with the execution and delivery of this Agreement, as a condition and material inducement to Parent’s willingness to enter into this Agreement, Peter G. Dornau, Peter Dornau Family LLC, and Gregor M. Dornau are each entering into a support agreement in favor of Parent (the “Support Agreements”); and

WHEREAS, the parties desire to make certain representations, warranties, covenants, and agreements in connection with the Merger and the other transactions contemplated by this Agreement and also to prescribe certain terms and conditions to the Merger.

NOW, THEREFORE, in consideration of the foregoing and of the representations, warranties, covenants, and agreements contained in this Agreement, the parties, intending to be legally bound, agree as follows:

ARTICLE I
THE MERGER

Section 1.01       The Merger. On the terms and subject to the conditions set forth in this Agreement, and in accordance with the Florida Business Corporation Act (the “FBCA”), at the Effective Time: (a) Merger Sub will merge with and into the Company (the “Merger”); (b) the separate corporate existence of Merger Sub will cease; and (c) the Company will continue its corporate existence under the FBCA as the surviving corporation in the Merger and a wholly owned Subsidiary of Parent (sometimes referred to herein as the “Surviving Corporation”).

Section 1.02       Closing. Upon the terms and subject to the conditions set forth herein, the closing of the Merger (the “Closing”) will take place shall take place remotely by exchange of documents and signatures (or their electronic counterparts) at 10:00 a.m., Atlanta, Georgia time, on a date to be specified by the parties, which date shall be as soon as practicable (and, in any event, within three (3) Business Days) after the satisfaction or, to the extent permitted hereunder, waiver of all conditions to the Merger set forth in ARTICLE VI (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permitted hereunder, waiver of all such conditions), unless this Agreement has been terminated pursuant to its terms or unless another time or date is agreed to in writing by the parties hereto. To the extent Closing cannot be conducted electronically, Closing shall take place at such location as agreed to in writing by the parties hereto. The actual date of the Closing is hereinafter referred to as the “Closing Date.”

Section 1.03       Effective Time. Subject to the provisions of this Agreement, at the Closing, the Company, Parent, and Merger Sub will cause articles of merger (the “Articles of Merger”) to be executed, acknowledged, and filed with the Department of State of the State of Florida in accordance with the relevant provisions of the FBCA and shall make all other filings or recordings required under the FBCA. The Merger will become effective at such time as the Articles of Merger have been duly filed with the Department of State of the State of Florida or at such later date or time as may be agreed by the Company and Parent in writing and specified in the Articles of Merger in accordance with the FBCA (the effective time of the Merger being hereinafter referred to as the “Effective Time”).

Section 1.04       Effects of the Merger. The Merger shall have the effects set forth in this Agreement and in the applicable provisions of the FBCA. Without limiting the generality of the foregoing, and subject thereto, from and after the Effective Time, all property, rights, privileges, immunities, powers, franchises, licenses, and authority of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities, obligations, restrictions, and duties of each of the Company and Merger Sub shall become the debts, liabilities, obligations, restrictions, and duties of the Surviving Corporation.

Section 1.05       Articles of Incorporation; Bylaws. At the Effective Time: (a) the articles of incorporation of the Surviving Corporation shall be amended and restated so as to read in its entirety as set forth in Exhibit B, and, as so amended and restated, shall be the articles of incorporation of the Surviving Corporation until, subject to Section 5.07(a), thereafter amended in accordance with the terms thereof and applicable Law; and (b) the bylaws of Merger Sub as in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Corporation, except that references to Merger Sub’s name shall be replaced with references to the Surviving Corporation’s name, until, subject to Section 5.07(a), thereafter amended in accordance with the terms thereof, the articles of incorporation of the Surviving Corporation, and applicable Law.

Section 1.06       Directors and Officers. The directors and officers of Merger Sub, in each case, immediately prior to the Effective Time shall, from and after the Effective Time, be the directors and officers, respectively, of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation, or removal in accordance with the articles of incorporation and bylaws of the Surviving Corporation.

ARTICLE II
EFFECT OF THE MERGER ON CAPITAL STOCK; PAYMENT FOR SHARES

Section 2.01       Effect of the Merger on Capital Stock. At the Effective Time, as a result of the Merger and without any action on the part of Parent, Merger Sub, or the Company or the holder of any capital stock of Parent, Merger Sub, or the Company:

(a)        Cancellation of Certain Company Common Stock. Each share of Company Common Stock that is owned by the Company (as treasury stock or otherwise) or any of its direct or indirect wholly owned Subsidiaries as of immediately prior to the Effective Time (“Cancelled Shares”) will automatically be cancelled and retired and will cease to exist, and no consideration will be delivered in exchange therefor.

(b)        Conversion of Company Common Stock. Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than Cancelled Shares and Dissenting Shares) will be converted into the right to receive $13.08 in cash, without interest (the “Merger Consideration”).

(c)        Cancellation of Shares. At the Effective Time, all shares of Company Common Stock will no longer be outstanding and all shares of Company Common Stock will be cancelled and retired and will cease to exist, and, subject to Section 2.03, each holder of: (i) a certificate formerly representing any shares of Company Common Stock (each, a “Certificate”); or (ii) any book-entry shares which immediately prior to the Effective Time represented shares of Company Common Stock (each, a “Book-Entry Share”) will, subject to applicable Law in the case of Dissenting Shares, cease to have any rights with respect thereto, except the right to receive the Merger Consideration in accordance with Section 2.02 hereof.

(d)        Conversion of Merger Sub Capital Stock. Each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one newly issued, fully paid, and non-assessable share of common stock, par value $0.01 per share, of the Surviving Corporation with the same rights, powers, and privileges as the shares so converted and shall constitute the only outstanding shares of capital stock of the Surviving Corporation. From and after the Effective Time, all certificates representing shares of Merger Sub common stock shall be deemed for all purposes to represent the number of shares of common stock of the Surviving Corporation into which they were converted in accordance with the immediately preceding sentence.

Section 2.02       Surrender and Payment.

(a)        Paying Agent; Payment Fund. Prior to the Effective Time, Parent shall appoint a paying agent reasonably satisfactory to the Company (the “Paying Agent”) to act as the agent for the purpose of paying the Merger Consideration for: (i) the Certificates; and (ii) the Book-Entry Shares. At or promptly following the Effective Time, Parent shall deposit, or cause the Surviving Corporation to deposit, with the Paying Agent, sufficient funds to pay the aggregate Merger Consideration that is payable in respect of all of the shares of Company Common Stock represented by the Certificates and the Book-Entry Shares (other than: (A) shares to be cancelled and retired in accordance with Section 2.01(a); and (B) Dissenting Shares) (the “Payment Fund”) in amounts and at the times necessary for such payments. If for any reason (including losses) the Payment Fund is inadequate to pay the amounts to which holders of shares shall be entitled under Section 2.01(b), Parent shall take all steps necessary to enable or cause the Surviving Corporation promptly to deposit in trust additional cash with the Paying Agent sufficient to make all payments required under this Agreement. The Payment Fund shall not be used for any purpose other than as expressly provided in this Agreement. The Surviving Corporation shall pay all charges and expenses, including those of the Paying Agent, in connection with the exchange of shares of Company Common Stock for the Merger Consideration. Promptly after the Effective Time, Parent shall send, or shall cause the Paying Agent to send, to each record holder of shares of Company Common Stock at the Effective Time, whose Company Common Stock was converted pursuant to Section 2.01(b) into the right to receive the Merger Consideration, a letter of transmittal and instructions (which shall specify that the delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of the Certificates or transfer of the Book-Entry Shares to the Paying Agent, and which letter of transmittal will be in customary form reasonably acceptable to the Company and Parent prior to the Effective Time and have such other provisions as the Company, Parent and the Paying Agent may reasonably agree) for use in such exchange.

(b)        Procedures for Surrender; No Interest. Each holder of shares of Company Common Stock that have been converted into the right to receive the Merger Consideration shall be entitled to receive the Merger Consideration in respect of the Company Common Stock represented by a Certificate or Book-Entry Share upon: (i) surrender to the Paying Agent of a Certificate, together with a duly completed and validly executed letter of transmittal and such other documents as may reasonably be requested by the Paying Agent; or (ii) receipt of an “agent’s message” by the Paying Agent (or such other evidence, if any, of transfer as the Paying Agent may reasonably request) in the case of Book-Entry Shares. Until so surrendered or transferred, as the case may be, and subject to the terms set forth in Section 2.03, each such Certificate or Book-Entry Share, as applicable, shall represent after the Effective Time for all purposes only the right to receive the Merger Consideration payable in respect thereof, except for Certificates or Book-Entry Shares representing any Dissenting Shares, which shall represent the right to receive payment of the fair value of such shares of Company Common Stock in accordance with the FBCA. No interest shall be paid or accrued on the cash payable upon the surrender or transfer of any Certificate or Book-Entry Share. Upon payment of the Merger Consideration pursuant to the provisions of this ARTICLE II, each Certificate or Certificates or Book-Entry Share or Book-Entry Shares so surrendered or transferred, as the case may be, shall immediately be cancelled.

(c)         Investment of Payment Fund. Until disbursed in accordance with the terms and conditions of this Agreement, the cash in the Payment Fund will be invested by the Paying Agent, as directed by Parent or the Surviving Corporation; provided that, unless otherwise agreed by Parent and the Company prior to the Closing, any such investments shall be in obligations of, or guaranteed by, the United States government or any agency or instrumentality thereof, in commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively, or in certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $5.0 billion (based on the most recent financial statements of such bank that are then publicly available). No losses with respect to any investments of the Payment Fund will affect the amounts payable to the holders of Certificates or Book-Entry Shares. Any income from investment of the Payment Fund will be payable to Parent or the Surviving Corporation, as Parent directs.

(d)         Payments to Non-Registered Holders. If any portion of the Merger Consideration is to be paid to a Person other than the Person in whose name the surrendered Certificate or the transferred Book-Entry Share, as applicable, is registered, it shall be a condition to such payment that: (i) such Certificate shall be properly endorsed or shall otherwise be in proper form for transfer or such Book-Entry Share shall be properly transferred; and (ii) the Person requesting such payment shall pay to the Paying Agent any transfer or other Tax required as a result of such payment to a Person other than the registered holder of such Certificate or Book-Entry Share, as applicable, or establish to the reasonable satisfaction of the Paying Agent that such Tax has been paid or is not payable.

(e)         Full Satisfaction. All Merger Consideration paid upon the surrender of Certificates or transfer of Book-Entry Shares in accordance with the terms hereof shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Company Common Stock formerly represented by such Certificate or Book-Entry Shares, and from and after the Effective Time, there shall be no further registration of transfers of shares of Company Common Stock on the stock transfer books of the Surviving Corporation. If, after the Effective Time, Certificates or Book-Entry Shares are presented to the Surviving Corporation, they shall be cancelled and exchanged for the Merger Consideration provided for, and in accordance with the procedures set forth, in this ARTICLE II.

(f)         Termination of Payment Fund. Any portion of the Payment Fund that remains unclaimed by the holders of shares of Company Common Stock twelve (12) months after the Effective Time shall be returned to the Surviving Corporation (or, at the option of Parent, Parent), upon demand, and any such holder who has not exchanged shares of Company Common Stock for the Merger Consideration in accordance with this Section 2.02 prior to that time shall thereafter look only to the Surviving Corporation or Parent, as applicable (subject to abandoned property, escheat, or other similar Laws), as general creditors thereof, for payment of the Merger Consideration without any interest. Notwithstanding the foregoing, neither the Surviving Corporation nor Parent shall be liable to any holder of shares of Company Common Stock for any amounts paid to a public official pursuant to applicable abandoned property, escheat, or similar Laws. Any amounts remaining unclaimed by holders of shares of Company Common Stock as of the earlier of three (3) years after the Effective Time or, as the case may be, immediately prior to such time when the amounts would otherwise escheat to or become property of any Governmental Authority, shall become, to the extent permitted by applicable Law, the property of the Surviving Corporation (or, at the option of Parent, Parent), free and clear of any claims or interest of any Person previously entitled thereto.

(g)        Dissenting Shares Merger Consideration. Any portion of the Merger Consideration made available to the Paying Agent in respect of any Dissenting Shares shall be returned to Parent, upon demand.

Section 2.03       Dissenting Shares. Notwithstanding any provision of this Agreement to the contrary, including Section 2.01, shares of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than shares cancelled in accordance with Section 2.01(a)) and held by a holder who has not voted in favor of adoption of this Agreement or consented thereto in writing and who is entitled to demand and has properly exercised appraisal rights of such shares in accordance with Sections 607.1301-607.1333 of FBCA (such shares of Company Common Stock being referred to collectively as the “Dissenting Shares” until such time as such holder fails to perfect or otherwise waives, withdraws, or loses such holder’s appraisal rights under the FBCA with respect to such shares) shall not be converted into a right to receive the Merger Consideration, but instead shall be entitled to only such rights as are granted by Section 607.1302 of the FBCA; provided, however, that if, after the Effective Time, such holder fails to perfect, waives, withdraws, or loses such holder’s right to appraisal pursuant to Section 607.1323 of the FBCA or if a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by Section 607.1302 of the FBCA, such shares of Company Common Stock shall be treated as if they had been converted as of the Effective Time into the right to receive the Merger Consideration in accordance with Section 2.01(b), without interest thereon, upon surrender of such Certificate formerly representing such share or transfer of such Book-Entry Share, as the case may be. The Company shall provide Parent prompt written notice of any demands received by the Company for appraisal of shares of Company Common Stock, any waiver or withdrawal of any such demand (other than any such waiver set forth in the Shareholder Written Consent), and any other demand, notice, or instrument delivered to the Company prior to the Effective Time that relates to such demand, and Parent shall have the opportunity and right to direct all negotiations and proceedings with respect to such demands. Except with the prior written consent of Parent, the Company shall not make any payment with respect to, or settle, or offer to settle, any such demands.

Section 2.04       Adjustments. Without limiting the other provisions of this Agreement, if at any time during the period between the date of this Agreement and the Effective Time, any change in the outstanding shares of capital stock of the Company shall occur (other than the issuance of additional shares of capital stock of the Company as permitted by this Agreement), including by reason of any reclassification, recapitalization, stock split (including a reverse stock split), or combination, exchange, readjustment of shares, or similar transaction, or any stock dividend or distribution paid in stock, the Merger Consideration and any other amounts payable pursuant to this Agreement shall be appropriately adjusted to reflect such change; provided, however, that this sentence shall not be construed to permit the Company to take any action with respect to its securities that is prohibited by the terms of this Agreement.

Section 2.05       Withholding Rights. Each of the Paying Agent, Parent, Merger Sub, and the Surviving Corporation shall be entitled to deduct and withhold from the consideration otherwise payable to any Person pursuant to this ARTICLE II such amounts as may be required to be deducted and withheld with respect to the making of such payment under any Tax Laws. To the extent that amounts are so deducted and withheld by the Paying Agent, Parent, Merger Sub, or the Surviving Corporation, as the case may be, and paid over to the appropriate Governmental Authority (on behalf of the appropriate Persons on whose behalf such amounts are so deducted and withheld), such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which the Paying Agent, Parent, Merger Sub, or the Surviving Corporation, as the case may be, made such deduction and withholding.  To the extent that any payments made under this Agreement are subject to withholding, Paying Agent, Parent, Merger Sub, or the Surviving Corporation (as the case may be) shall notify the applicable recipient at least three (3) days prior to such payment that such payment is subject to withholding and shall use reasonable efforts, together with the applicable recipient, to reduce or eliminate any such withholding.  The Company, the Payment Agent, the Parent and the Surviving Corporation acknowledge that, absent a change in applicable Law after the date hereof, withholding is not expected to apply to any payments made to any holder of shares of Company Common Stock that are converted into the right to receive the Merger Consideration hereby provided such holder provides the Paying Agent, Parent, Merger Sub, or the Surviving Corporation (as the case may be) with a properly executed IRS Form W-8 or IRS Form W-9.

Section 2.06       Lost Certificates. If any Certificate shall have been lost, stolen, or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen, or destroyed and, if required by Parent, the posting by such Person of a bond, in such reasonable amount as Parent may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent will issue, in exchange for such lost, stolen, or destroyed Certificate, the Merger Consideration to be paid in respect of the shares of Company Common Stock formerly represented by such Certificate as contemplated under this ARTICLE II.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in (i) the Company SEC Documents filed with or furnished to the SEC pursuant to section 13(a), 13(c), 14, or 15(d) of the Exchange Act from the Look-Back Date until the date that is 5 Business Days prior to the date of this Agreement, but excluding any risk factor disclosure and disclosure of risks included in any “forward looking statements” disclaimer or other statement included in such Company SEC Documents to the extent they are predictive or forward looking in nature of (ii) the correspondingly numbered Section of the disclosure letter, dated as of the date of this Agreement and delivered by the Company to Parent concurrently with the execution of this Agreement (the “Company Disclosure Letter”) (it being acknowledged and agreed that disclosure of any item in any Section of the Company Disclosure Letter shall qualify or modify the Section of this Article III to which it corresponds and any other Section of this Article III to the extent the applicability of the disclosure to such other Section is reasonably apparent from the text of the disclosure made (it being understood that to be so reasonably apparent it is not required that such other Sections be cross-referenced); provided, that (x) nothing in the Company Disclosure Letter is intended to broaden the scope of any representation or warranty of the Company made herein and (y) no reference to or disclosure of any item or other matter in the Company Disclosure Letter shall be construed as an admission or indication that (1) such item or other matter is material, (2) such item or other matter is required to be referred to or disclosed in the Company Disclosure Letter or (3) any breach or violation of applicable Laws or any contract, agreement, arrangement or understanding to which the Company or any of its Subsidiaries is a party exists or has actually occurred), the Company hereby represents and warrants to Parent and Merger Sub as follows:

Section 3.01       Organization; Standing and Power; Charter Documents; Subsidiaries.

(a)         Organization; Standing and Power. The Company and each of its Subsidiaries is a corporation, limited liability company, or other legal entity duly organized, validly existing, and in good standing (to the extent that the concept of “good standing” is applicable in the case of any jurisdiction outside the United States) under the Laws of its jurisdiction of organization, and has the requisite corporate, limited liability company, or other organizational, as applicable, power and authority to own, lease, and operate its assets and to carry on its business as now conducted. Each of the Company and its Subsidiaries is duly qualified or licensed to do business as a foreign corporation, limited liability company, or other legal entity and is in good standing (to the extent that the concept of “good standing” is applicable in the case of any jurisdiction outside the United States) in each jurisdiction where the character of the assets and properties owned, leased, or operated by it or the nature of its business makes such qualification or license necessary, except where the failure to be so qualified or licensed or to be in good standing, would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b)        Charter Documents. The Company has delivered or made available to Parent a true and correct copy of the articles of incorporation (including any certificate of designations), bylaws, or like organizational documents, each as amended to date (collectively, the “Charter Documents”), of the Company and each of its Subsidiaries. Neither the Company nor any of its Subsidiaries is in violation of any of the provisions of its Charter Documents.

(c)         Subsidiaries. Section 3.01(c)(i) of the Company Disclosure Letter lists each of the Subsidiaries of the Company as of the date hereof and its place of organization. Section 3.01(c)(ii) of the Company Disclosure Letter sets forth, for each Subsidiary that is not, directly or indirectly, wholly owned by the Company: (i) the number and type of any capital stock of, or other equity or voting interests in, such Subsidiary that is outstanding as of the date hereof; and (ii) the number and type of shares of capital stock of, or other equity or voting interests in, such Subsidiary that, as of the date hereof, are owned, directly or indirectly, by the Company. All of the outstanding shares of capital stock of, or other equity or voting interests in, each Subsidiary of the Company that is owned directly or indirectly by the Company have been validly issued, were issued free of pre-emptive rights, are fully paid and non-assessable, and are free and clear of all Liens, including any restriction on the right to vote, sell, or otherwise dispose of such capital stock or other equity or voting interests, except for any Liens: (A) imposed by applicable securities Laws; or (B) arising pursuant to the Charter Documents of any non-wholly owned Subsidiary of the Company. Except for the capital stock of, or other equity or voting interests in, its Subsidiaries, the Company does not own, directly or indirectly, any capital stock of, or other equity or voting interests in, any Person.

Section 3.02       Capital Structure.

(a)         Capital Stock. The authorized capital stock of the Company consists of: 12,000,000 shares of Company Common Stock. As of the date of this Agreement, 9,509,799 shares of Company Common Stock were issued and outstanding (not including shares held in treasury), and no shares of Company Common Stock were issued and held by the Company in its treasury. No shares of “preferred” (or other similar designation) stock of the Company are authorized, issued, outstanding, or held by the Company in treasury. All of the outstanding shares of capital stock of the Company are, and all shares of capital stock of the Company which may be issued as contemplated or permitted by this Agreement will be, when issued, duly authorized, validly issued, fully paid, and non-assessable, and not subject to any pre-emptive rights. No Subsidiary of the Company owns any shares of Company Common Stock.

(b)         Stock Awards.

  (i)          As of the date of this Agreement, an aggregate of 76,940 shares of Company Common Stock were reserved for issuance under the Company Stock Plan. As of the date of this Agreement, there are no outstanding options to acquire shares of Company Common Stock (each, a “Company Stock Option”) granted under the Company Stock Plan. All shares of Company Common Stock subject to issuance under the Company Stock Plan, upon issuance in accordance with the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid, and non-assessable.

  (ii)         Except for the Company Stock Plans and as set forth in Section 3.02(b)(ii) of the Company Disclosure Letter, there are no Contracts to which the Company is a party obligating the Company to accelerate the vesting of any Company Stock Option as a result of the transactions contemplated by this Agreement (whether alone or upon the occurrence of any additional or subsequent events). As of the date hereof, there are no outstanding: (A) securities of the Company or any of its Subsidiaries convertible into or exchangeable for Voting Debt or shares of capital stock of the Company; (B) options, warrants, or other agreements or commitments to acquire from the Company or any of its Subsidiaries, or obligations of the Company or any of its Subsidiaries to issue, any Voting Debt or shares of capital stock of (or securities convertible into or exchangeable for shares of capital stock of) the Company; or (C) restricted shares, restricted stock units, stock appreciation rights, performance shares, profit participation rights, contingent value rights, “phantom” stock, or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any shares of capital stock of the Company, in each case that have been issued by the Company or its Subsidiaries (the items in clauses (A), (B), and (C), together with the capital stock of the Company, being referred to collectively as “Company Securities”). All outstanding shares of Company Common Stock, and all outstanding shares of capital stock, voting securities, or other ownership interests in any Subsidiary of the Company, have been issued or granted, as applicable, in compliance in all material respects with all applicable securities Laws.

  (iii)        Other than the Support Agreements, there are no outstanding Contracts requiring the Company or any of its Subsidiaries to repurchase, redeem, or otherwise acquire any Company Securities or Company Subsidiary Securities. Neither the Company nor any of its Subsidiaries is a party to any voting agreement with respect to any Company Securities or Company Subsidiary Securities.

(c)         Voting Debt. No bonds, debentures, notes, or other indebtedness issued by the Company or any of its Subsidiaries: (i) having the right to vote on any matters on which shareholders or equityholders of the Company or any of its Subsidiaries may vote (or which is convertible into, or exchangeable for, securities having such right); or (ii) the value of which is directly based upon or derived from the capital stock, voting securities, or other ownership interests of the Company or any of its Subsidiaries, are issued or outstanding (collectively, “Voting Debt”).

(d)         Company Subsidiary Securities. As of the date hereof, there are no outstanding: (i) securities of the Company or any of its Subsidiaries convertible into or exchangeable for Voting Debt, capital stock, voting securities, or other ownership interests in any Subsidiary of the Company; (ii) options, warrants, or other agreements or commitments to acquire from the Company or any of its Subsidiaries, or obligations of the Company or any of its Subsidiaries to issue, any Voting Debt, capital stock, voting securities, or other ownership interests in (or securities convertible into or exchangeable for capital stock, voting securities, or other ownership interests in) any Subsidiary of the Company; or (iii) restricted shares, restricted stock units, stock appreciation rights, performance shares, profit participation rights, contingent value rights, “phantom” stock, or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock or voting securities of, or other ownership interests in, any Subsidiary of the Company, in each case that have been issued by a Subsidiary of the Company (the items in clauses (i), (ii), and (iii), together with the capital stock, voting securities, or other ownership interests of such Subsidiaries, being referred to collectively as “Company Subsidiary Securities”).

Section 3.03       Authority; Non-Contravention; Governmental Consents; Board Approval; Anti-Takeover Statutes.

(a)         Authority. The Company has all requisite corporate power and authority to enter into and to perform its obligations under this Agreement and, subject to, in the case of the consummation of the Merger, adoption of this Agreement by the affirmative vote or consent of the holders of a majority of the outstanding shares of Company Common Stock (the “Requisite Shareholder Approval”), to consummate the transactions contemplated by this Agreement. The execution and delivery to the Company of the Shareholder Written Consent will constitute the Requisite Shareholder Approval. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company and no other corporate proceedings on the part of the Company are necessary to authorize the execution and delivery of this Agreement or to consummate the Merger and the other transactions contemplated hereby, subject only, in the case of consummation of the Merger, to the receipt of the Requisite Shareholder Approval. The Requisite Shareholder Approval is the only vote or consent of the holders of any class or series of the Company’s capital stock necessary to approve and adopt this Agreement, approve the Merger, and consummate the Merger and the other transactions contemplated hereby. This Agreement has been duly executed and delivered by the Company and, assuming due execution and delivery by Parent and Merger Sub, constitutes the legal, valid, and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium, and other similar Laws affecting creditors’ rights generally and by general principles of equity.

(b)        Non-Contravention. The execution, delivery, and performance of this Agreement by the Company, and the consummation by the Company of the transactions contemplated by this Agreement, including the Merger, do not and will not: (i) subject to obtaining the Requisite Shareholder Approval, contravene or conflict with, or result in any violation or breach of, the Charter Documents of the Company or any of its Subsidiaries; (ii) assuming that all Consents contemplated by clauses (i) through (v) of Section 3.03(c) have been obtained or made and, in the case of the consummation of the Merger, obtaining the Requisite Shareholder Approval, conflict with or violate any Law applicable to the Company, any of its Subsidiaries, or any of their respective properties or assets; (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, result in the Company’s or any of its Subsidiaries’ loss of any benefit or the imposition of any additional payment or other liability under, or alter the rights or obligations of any third party under, or give to any third party any rights of termination, amendment, acceleration, or cancellation, or require any Consent under, any Contract to which the Company or any of its Subsidiaries is a party or otherwise bound as of the date hereof; or (iv) result in the creation of a Lien (other than Permitted Liens) on any of the properties or assets of the Company or any of its Subsidiaries, except, in the case of each of clauses (ii), (iii), and (iv), for any conflicts, violations, breaches, defaults, loss of benefits, additional payments or other liabilities, alterations, terminations, amendments, accelerations, cancellations, or Liens that, or where the failure to obtain any Consents, in each case, would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(c)         Governmental Consents. No consent, approval, order, or authorization of, or registration, declaration, or filing with, or notice to (any of the foregoing being a “Consent”), any national, state, municipal, local, or foreign government, any instrumentality, subdivision, court, administrative agency or commission, or other governmental authority, or any quasi-governmental or private body exercising any regulatory or other governmental or quasi-governmental authority (a “Governmental Authority”) is required to be obtained or made by the Company in connection with the execution, delivery, and performance by the Company of this Agreement or the consummation by the Company of the Merger and other transactions contemplated hereby, except for: (i) the filing of the Articles of Merger with the Department of State of the State of Florida; (ii) the filing of the Company Proxy Statement or Company Information Statement, as applicable, in definitive form with the Securities and Exchange Commission (“SEC”) in accordance with the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and such reports under the Exchange Act as may be required in connection with this Agreement, the Merger, and the other transactions contemplated by this Agreement; (iii) such Consents as may be required under (A) the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) or (B) any other Antitrust Laws that are applicable to the transactions contemplated by this Agreement; (iv) such Consents as may be required under applicable state securities or “blue sky” Laws and the securities Laws of any foreign country or the rules and regulations of the Nasdaq Stock Market, LLC (“Nasdaq”); (v) the other Consents of Governmental Authorities listed in Section 3.03(c) of the Company Disclosure Letter (the “Other Governmental Approvals”); and (vi) such other Consents which if not obtained or made would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(d)        Board Approval. The Company Board, acting on the unanimous recommendation of the Special Committee, by resolutions duly adopted by a unanimous vote at a meeting of all directors of the Company duly called and held and, not subsequently rescinded or modified in any way, has: (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, upon the terms and subject to the conditions set forth herein, are fair to, and in the best interests of and beneficial to, the Company and the Company’s shareholders; (ii) approved and declared advisable this Agreement, including the execution, delivery, and performance thereof, and the consummation of the transactions contemplated by this Agreement, including the Merger, upon the terms and subject to the conditions set forth herein; (iii) directed that in the event the Shareholder Written Consent is not delivered to Parent in accordance with Section 5.04(a), and Parent does not terminate this Agreement in accordance with Section 7.03(d), the adoption of this Agreement be submitted to a vote at a meeting of the Company’s shareholders; and (iv) resolved to recommend that Company shareholders vote in favor of adoption of this Agreement in accordance with the FBCA (collectively, the “Company Board Recommendation”).

(e)         Anti-Takeover Statutes. No “fair price,” “moratorium,” “control-share acquisition,” “supermajority,” “affiliate transactions,” “business combination,” or other similar anti-takeover statute or regulation enacted under any federal, state, local, or foreign laws applicable to the Company (including, without limitation, the terms of Section 607.0901 and Section 607.0902 of the FBCA) is applicable to this Agreement, the Merger, or any of the other transactions contemplated by this Agreement.

Section 3.04       SEC Filings; Financial Statements; Sarbanes-Oxley Act Compliance; Undisclosed Liabilities; Off-Balance Sheet Arrangements.

(a)         SEC Filings. The Company has timely filed with or furnished to, as applicable, the SEC all registration statements, prospectuses, reports, schedules, forms, statements, and other documents (including exhibits and schedules thereto and all other information incorporated by reference) required to be filed or furnished by it with the SEC since the Look-Back Date (the “Company SEC Documents”). True, correct, and complete copies of all Company SEC Documents are publicly available in the Electronic Data Gathering, Analysis, and Retrieval database of the SEC (“EDGAR”). As of their respective filing dates or, if amended or superseded by a subsequent filing prior to the date hereof, as of the date of the last such amendment or superseding filing (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively), each of the Company SEC Documents complied as to form in all material respects with the applicable requirements of the Securities Act of 1933, as amended (the “Securities Act”), the Exchange Act, and the Sarbanes-Oxley Act of 2002 (including the rules and regulations promulgated thereunder, the “Sarbanes-Oxley Act”), and the rules and regulations of the SEC thereunder applicable to such Company SEC Documents. None of the Company SEC Documents, including any financial statements, schedules, or exhibits included or incorporated by reference therein at the time they were filed (or, if amended or superseded by a subsequent filing prior to the date hereof, as of the date of the last such amendment or superseding filing), contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. To the Knowledge of the Company, none of the Company SEC Documents is the subject of ongoing SEC review or outstanding SEC investigation and there are no outstanding or unresolved comments received from the SEC with respect to any of the Company SEC Documents. None of the Company’s Subsidiaries is required to file or furnish any forms, reports, or other documents with the SEC and neither the Company nor any of its Subsidiaries is required to file or furnish any forms, reports, or other documents with any securities regulation (or similar) regime of a non-United States Governmental Authority.

(b)         Financial Statements. Each of the consolidated financial statements (including, in each case, any notes and schedules thereto) contained in or incorporated by reference into the Company SEC Documents: (i) complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto as of their respective dates; (ii) was prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto and, in the case of unaudited interim financial statements, as may be permitted by the SEC for Quarterly Reports on Form 10-Q or other rules and regulations of the SEC); and (iii) fairly presented in all material respects the consolidated financial position and the results of operations and cash flows of the Company and its consolidated Subsidiaries as of the respective dates of and for the periods referred to in such financial statements, subject, in the case of unaudited interim financial statements, to normal and year-end audit adjustments as permitted by the applicable rules and regulations of the SEC (but only if the effect of such adjustments would not, individually or in the aggregate, be material).

(c)         Internal Controls. The Company and each of its Subsidiaries has established and maintains a system of “internal controls over financial reporting” (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) that is sufficient to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP including policies and procedures that: (i) require the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of the Company and its Subsidiaries; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP and that receipts and expenditures of the Company and its Subsidiaries are being made only in accordance with appropriate authorizations of the Company’s management and the Company Board; and (iii) provide assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the assets of the Company and its Subsidiaries.

(d)        Disclosure Controls and Procedures. The Company’s “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) are designed to ensure that all information (both financial and non-financial) required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized, and reported within the time periods specified in the rules and forms of the SEC, and that all such information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the chief executive officer and chief financial officer of the Company required under the Exchange Act with respect to such reports. Neither the Company nor, to the Knowledge of the Company, the Company’s independent registered public accounting firm has identified or been made aware of: (i) any significant deficiency or material weakness in the system of internal control over financial reporting utilized by the Company and its Subsidiaries that has not been subsequently remediated; or (ii) any fraud that involves the Company’s management or other employees who have a role in the preparation of financial statements or the internal control over financial reporting utilized by the Company and its Subsidiaries.

(e)         Undisclosed Liabilities. The audited balance sheet of the Company dated as of December 31, 2021 contained in the Company SEC Documents filed prior to the date hereof is hereinafter referred to as the “Company Balance Sheet.” Neither the Company nor any of its Subsidiaries has any Liabilities other than Liabilities that: (i) are reflected or reserved against in the Company Balance Sheet (including in the notes thereto); (ii) were incurred since the date of the Company Balance Sheet in the ordinary course of business consistent with past practice; (iii) are incurred in connection with the transactions contemplated by this Agreement; or (iv) would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(f)         Off-Balance Sheet Arrangements. Neither the Company nor any of its Subsidiaries is a party to, or has any commitment to become a party to: (i) any joint venture, off-balance sheet partnership, or any similar Contract or arrangement (including any Contract or arrangement relating to any transaction or relationship between or among the Company or any of its Subsidiaries, on the one hand, and any other Person, including any structured finance, special purpose, or limited purpose Person, on the other hand); or (ii) any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K promulgated by the SEC).

(g)         Sarbanes-Oxley and Nasdaq Compliance. Each of the principal executive officer and the principal financial officer of the Company (or each former principal executive officer and each former principal financial officer of the Company, as applicable) has made all certifications required by Rule 13a-14 or 15d-14 under the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act with respect to the Company SEC Documents, and the statements contained in such certifications are true and accurate in all material respects. For purposes of this Agreement, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in the Sarbanes-Oxley Act. The Company is also in compliance in all material respects with all of the other applicable provisions of the Sarbanes-Oxley Act and the applicable listing and corporate governance rules of Nasdaq.

(h)         Accounting, Securities, or Other Related Complaints or Reports. Since the Look-Back Date: (i) none of the Company or any of its Subsidiaries nor any director or officer of the Company or any of its Subsidiaries has received any written complaint, allegation, assertion, or claim regarding the financial accounting, internal accounting controls, or auditing practices, procedures, methodologies, or methods of the Company or any of its Subsidiaries or any written complaint, allegation, assertion, or claim from employees of the Company or any of its Subsidiaries regarding questionable financial accounting or auditing matters with respect to the Company or any of its Subsidiaries; and (ii) no attorney representing the Company or any of its Subsidiaries, whether or not employed by the Company or any of its Subsidiaries, has reported credible evidence of any material violation of securities Laws, breach of fiduciary duty, or similar material violation by the Company, any of its Subsidiaries, or any of their respective officers, directors, employees, or agents to the Company Board or any committee thereof, or to the chief executive officer, chief financial officer, or general counsel of the Company.

Section 3.05       Absence of Certain Changes or Events. Since the date of the Company Balance Sheet, except in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, the business of the Company and each of its Subsidiaries has been conducted in the ordinary course of business and there has not been or occurred:

(a)         any Company Material Adverse Effect or any event, condition, change, or effect that could reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect; or

(b)         any event, condition, action, or effect that, if taken during the period from the date of this Agreement through the Effective Time, would constitute a breach of Section 5.01.

Section 3.06       Taxes.

(a)         Tax Returns and Payment of Taxes. The Company and each of its Subsidiaries have duly and timely filed or caused to be filed (taking into account any valid extensions) all material Tax Returns required to be filed by them. Such Tax Returns are true, complete, and correct in all material respects. Neither Company nor any of its Subsidiaries is currently the beneficiary of any extension of time within which to file any Tax Return other than extensions of time to file Tax Returns obtained in the ordinary course of business consistent with past practice. All material Taxes due and owing by the Company or any of its Subsidiaries (whether or not shown on any Tax Return) have been timely paid or, where payment is not yet due, the Company has made an adequate provision for such Taxes in the Company’s financial statements included in the Company SEC Documents (in accordance with GAAP). The Company’s most recent financial statements included in the Company SEC Documents reflect an adequate reserve (in accordance with GAAP) for all material Taxes payable by the Company and its Subsidiaries through the date of such financial statements. Neither the Company nor any of its Subsidiaries has incurred any material Liability for Taxes since the date of the Company’s most recent financial statements included in the Company SEC Documents outside of the ordinary course of business.

(b)         Availability of Tax Returns. The Company has made available to Parent complete and accurate copies of all federal, state, local, and foreign income, franchise, and other material Tax Returns filed by or on behalf of the Company or its Subsidiaries for any Tax period ending after January 1, 2017.

(c)         Withholding. The Company and each of its Subsidiaries have withheld and timely paid each material Tax required to have been withheld and paid in connection with amounts paid or owing to any Company Employee, creditor, customer, shareholder, or other party (including, without limitation, withholding of Taxes pursuant to Sections 1441 and 1442 of the Code or similar provisions under any state, local, and foreign Laws), and materially complied with all information reporting and backup withholding provisions of applicable Law.

(d)         Liens. There are no Liens for material Taxes upon the assets of the Company or any of its Subsidiaries other than for current Taxes not yet due and payable or for Taxes that are being contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP has been made in the Company’s most recent financial statements included in the Company SEC Documents.

(e)         Tax Deficiencies and Audits. No deficiency for any material amount of Taxes which has been proposed, asserted, or assessed in writing by any taxing authority against the Company or any of its Subsidiaries remains unpaid. There are no waivers or extensions of any statute of limitations currently in effect with respect to any material Taxes of the Company or any of its Subsidiaries. There are no audits, suits, proceedings, investigations, claims, examinations, or other administrative or judicial proceedings ongoing or pending with respect to any material Taxes of the Company or any of its Subsidiaries.

(f)         Tax Jurisdictions. No claim has ever been made in writing by any taxing authority in a jurisdiction where the Company and its Subsidiaries do not file Tax Returns that the Company or any of its Subsidiaries is or may be subject to Tax in that jurisdiction.

(g)         Tax Rulings. Neither the Company nor any of its Subsidiaries has requested or is the subject of or bound by any private letter ruling, technical advice memorandum, or similar ruling or memorandum with any taxing authority with respect to any material Taxes, nor is any such request outstanding.

(h)         Consolidated Groups, Transferee Liability, and Tax Agreements. Other than with respect to a consolidated, combined, or unitary group that includes the Company and any of its Subsidiaries, neither the Company nor any of its Subsidiaries: (i) has been a member of a group filing Tax Returns on a consolidated, combined, unitary, or similar basis; (ii) has any material liability for Taxes of any Person (other than the Company or any of its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any comparable provision of local, state, or foreign Law), as a transferee or successor, by Contract, or otherwise; or (iii) is a party to, bound by, or has any material liability under any Tax sharing, allocation, or indemnification agreement or arrangement (other than customary Tax indemnifications contained in credit or other commercial agreements the primary purpose of which agreements does not relate to Taxes).

(i)         Change in Accounting Method. Neither Company nor any of its Subsidiaries has agreed to make, nor is it required to make, any material adjustment under Section 481(a) of the Code or any comparable provision of state, local, or foreign Tax Laws by reason of a change in accounting method or otherwise.

(j)         Post-Closing Tax Items. The Company and its Subsidiaries will not be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law) executed on or prior to the Closing Date; (ii) installment sale or open transaction disposition made on or prior to the Closing Date; (iii) prepaid amount received on or prior to the Closing Date; (iv) any income under Section 965(a) of the Code, including as a result of any election under Section 965(h) of the Code with respect thereto; or (v) election under Section 108(i) of the Code.

(k)         Section 355. Neither Company nor any of its Subsidiaries has been a “distributing corporation” or a “controlled corporation” in connection with a distribution described in Section 355 of the Code.

(l)          Reportable Transactions. Neither Company nor any of its Subsidiaries has been a party to, or a material advisor with respect to, a “reportable transaction” within the meaning of Section 6707A(c)(1) of the Code and Treasury Regulations Section 1.6011-4(b).

Section 3.07       Intellectual Property.

(a)         Scheduled Company-Owned IP. Section 3.07(a) of the Company Disclosure Letter contains a true and complete list, as of the date hereof, of all: (i) Company-Owned IP that is the subject of any issuance, registration, certificate, application, or other filing by, to or with any Governmental Authority or authorized private registrar, including patents, patent applications, trademark registrations and pending applications for registration, copyright registrations and pending applications for registration, and internet domain name registrations; and (ii) material unregistered Company-Owned IP.

(b)         Right to Use; Title. The Company or one of its Subsidiaries is the sole and exclusive legal and beneficial owner of all right, title, and interest in and to the Company-Owned IP, and has the valid and enforceable right to use all other Intellectual Property used in or necessary for the conduct of the business of the Company and its Subsidiaries as currently conducted (“Company IP”), in each case, free and clear of all Liens other than Permitted Liens, except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(c)         Validity and Enforceability. The Company and its Subsidiaries’ rights in the Company-Owned IP are valid, subsisting, and enforceable, except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company and each of its Subsidiaries have taken reasonable steps to maintain the Company IP and to protect and preserve the confidentiality of all trade secrets included in the Company-Owned IP, except where the failure to take such actions would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(d)         Non-Infringement. Except as would not be reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect: (i) the conduct of the businesses of the Company and any of its Subsidiaries has not infringed, misappropriated, or otherwise violated, and is not infringing, misappropriating, or otherwise violating, any Intellectual Property of any other Person; and (ii) to the Knowledge of the Company, no third party is infringing upon, violating, or misappropriating any Company IP.

(e)         IP Legal Actions and Orders. There are no Legal Actions pending or, to the Knowledge of the Company, threatened: (i) alleging any infringement, misappropriation, or violation by the Company or any of its Subsidiaries of the Intellectual Property of any Person; or (ii) challenging the validity, enforceability, or ownership of any Company-Owned IP or the Company or any of its Subsidiaries’ rights with respect to any Company IP, in each case except for such Legal Actions that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company and its Subsidiaries are not subject to any outstanding Order that restricts or impairs the use of any Company-Owned IP, except where compliance with such Order would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(f)          Company IT Systems. Since the Look-Back Date, there has been no malfunction, failure, continued substandard performance, denial-of-service, or other cyber incident, including any cyberattack, or other impairment of the Company IT Systems, in each case except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company and its Subsidiaries have taken all reasonable best effort steps to safeguard the confidentiality, availability, security, and integrity of the Company IT Systems, including implementing and maintaining appropriate backup, disaster recovery, and software and hardware support arrangements, in each case except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(g)         Privacy and Data Security. The Company and each of its Subsidiaries have complied with all applicable Laws and all internal or publicly posted policies, notices, and statements concerning the collection, use, processing, storage, transfer, and security of personal information in the conduct of the Company’s and its Subsidiaries’ businesses, in each case except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. In the past three (3) years, the Company and its Subsidiaries have not: (i) experienced any actual, alleged, or suspected data breach or other security incident involving personal information in their possession or control; or (ii) been subject to or received any notice of any audit, investigation, complaint, or other Legal Action by any Governmental Authority or other Person concerning the Company’s or any of its Subsidiaries’ collection, use, processing, storage, transfer, or protection of personal information or actual, alleged, or suspected violation of any applicable Law concerning privacy, data security, or data breach notification, and to the Company’s Knowledge, there are no facts or circumstances that could reasonably be expected to give rise to any such Legal Action, in each case except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.08       Compliance; Permits.

(a)         Compliance. The Company and each of its Subsidiaries are and, since the Look-Back Date, have been in material compliance with, all Laws or Orders applicable to the Company or any of its Subsidiaries or by which the Company or any of its Subsidiaries or any of their respective businesses or properties is bound. Since the Look-Back Date, no Governmental Authority has issued any notice or notification stating that the Company or any of its Subsidiaries is not in compliance with any Law in any material respect.

(b)         Permits. The Company and its Subsidiaries hold, to the extent necessary to operate their respective businesses as such businesses are being operated as of the date hereof, all permits, licenses, registrations, variances, clearances, consents, commissions, franchises, exemptions, Orders, authorizations, and approvals from Governmental Authorities (collectively, “Permits”), except for any Permits for which the failure to obtain or hold would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. No suspension, cancellation, non-renewal, or adverse modifications of any Permits of the Company or any of its Subsidiaries is pending or, to the Knowledge of the Company, threatened, except for any such suspension or cancellation which would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company and each of its Subsidiaries is and, since the Look-Back Date, has been in compliance with the terms of all Permits, except where the failure to be in such compliance would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.09       Litigation. There is no Legal Action pending, or to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries or any of their respective properties or assets or, to the Knowledge of the Company, any officer or director of the Company or any of its Subsidiaries in their capacities as such other than any such Legal Action that: (a) does not involve an amount in controversy in excess of $100,000; and (b) does not seek material injunctive or other material non-monetary relief. None of the Company or any of its Subsidiaries or any of their respective properties or assets is subject to any order, writ, assessment, decision, injunction, decree, ruling, or judgment of a Governmental Authority or arbitrator, whether temporary, preliminary, or permanent (“Order”), which would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. There are no SEC inquiries or investigations, other governmental inquiries or investigations, or internal investigations pending, other than any applicable investigations, governmental inquiries, or internal investigations pending in connection with the closing conditions set forth in Section 6.01(b) of this Agreement, or, to the Knowledge of the Company, threatened, in each case regarding any accounting practices of the Company or any of its Subsidiaries or any malfeasance by any officer or director of the Company.

Section 3.10       Brokers’ and Finders’ Fees. Except for fees payable to Houlihan Lokey Capital, Inc. (the “Special Committee Financial Advisor”) pursuant to an engagement letter listed in Section 3.10 of the Company Disclosure Letter, neither the Company (or the Special Committee) nor any of its Subsidiaries has incurred, nor will it incur, directly or indirectly, any liability for investment banker, brokerage, or finders’ fees or agents’ commissions, or any similar charges in connection with this Agreement or any transaction contemplated by this Agreement.

Section 3.11       Related Person Transactions. There are, and since the Look-Back Date, there have been, no Contracts, transactions, arrangements, or understandings between the Company or any of its Subsidiaries, on the one hand, and any (a) Affiliate thereof, (b) director, officer, or employee of the Company or any of their respective family members, or (c) any holder of 5% or more of the shares of Company Common Stock (or any of their respective family members), but not including any wholly owned Subsidiary of the Company, on the other hand, that would be required to be disclosed pursuant to Item 404 of Regulation S-K promulgated by the SEC that has not been disclosed in the Company SEC Documents.

Section 3.12       Employee Benefit Issues.

(a)         Schedule. Section 3.12(a) of the Company Disclosure Letter contains a true and complete list, as of the date hereof, of each material plan, program, policy, agreement, collective bargaining agreement, or other arrangement providing for compensation, severance, deferred compensation, performance awards, stock or stock-based awards, health, dental, retirement, life insurance, death, accidental death & dismemberment, disability, fringe, or wellness benefits, or other employee benefits or remuneration of any kind, including each employment, termination, severance, retention, change in control, or consulting or independent contractor plan, program, arrangement, or agreement, in each case whether written or unwritten or otherwise, funded or unfunded, insured or self-insured, including each “employee benefit plan,” within the meaning of Section 3(3) of ERISA, whether or not subject to ERISA, which is sponsored, maintained, contributed to, or required to be contributed to, by the Company or any of its Subsidiaries for the benefit of any current or former employee, independent contractor, consultant, or director of the Company or any of its Subsidiaries (each, a “Company Employee”), or with respect to which the Company or any of its Subsidiaries has or would reasonably be likely to have any material Liability (collectively, the “Company Employee Plans”).

(b)         Documents. The Company has made available to Parent correct and complete copies of all Company Employee Plans and amendments thereto, and, to the extent applicable: (i) all related trust agreements and funding arrangements; (ii) the most recent determination letter received regarding the tax-qualified status of each Company Employee Plan that is subject to Section 401(a) of the Code and that is not a prototype plan; (iii) the most recent financial statements for each Company Employee Plan; (iv) the Form 5500 Annual Returns/Reports and Schedules for the most recent plan year for each Company Employee Plan; (v) the current summary plan description for each Company Employee Plan; and (vi) all actuarial valuation reports related to any Company Employee Plans.

(c)         Employee Plan Compliance. (i) Each Company Employee Plan has been established, administered, and maintained in all material respects in accordance with its terms and in material compliance with applicable Laws, including but not limited to ERISA and the Code; (ii) all the Company Employee Plans that are intended to be qualified under Section 401(a) of the Code are so qualified and, with respect to any such Company Employee Plan is not a prototype plan, have received timely determination letters from the IRS and no such determination letter has been revoked nor, to the Knowledge of the Company, has any such revocation been threatened, or with respect to a prototype plan, can rely on an opinion letter from the IRS to the prototype plan sponsor, to the effect that such qualified retirement plan and the related trust are exempt from federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, and to the Knowledge of the Company no circumstance exists that is likely to result in the loss of such qualified status under Section 401(a) of the Code; (iii) the Company and its Subsidiaries, where applicable, have timely made all contributions, benefits, premiums, and other payments required by and due under the terms of each Company Employee Plan and applicable Law and accounting principles, and all benefits accrued under any unfunded Company Employee Plan have been paid, accrued, or otherwise adequately reserved to the extent required by, and in accordance with GAAP, except, in each case described by this Section 3.12(c)(iii), that would not result in a material liability to Parent, the Company, or any of its Subsidiaries after the Effective Time; (iv) except to the extent limited by applicable Law and for individual agreements that require payment of severance compensation or benefits, provision of notice or acceleration of vesting, each Company Employee Plan can be amended, terminated, or otherwise discontinued after the Effective Time in accordance with its terms, without material liability to Parent, the Company, or any of its Subsidiaries (other than ordinary administration expenses and in respect of accrued benefits thereunder); and (v) to the Knowledge of the Company, neither the Company nor any of its Company ERISA Affiliates has engaged in a transaction that could subject the Company or any Company ERISA Affiliate to a tax or penalty imposed by either Section 4975 of the Code or Section 502(i) of ERISA that would represent a material liability to Parent, the Company, or any of its Subsidiaries after the Effective Time.

(d)         Plan Liabilities. Neither the Company nor any Company ERISA Affiliate has: (i) incurred or reasonably expects to incur, either directly or indirectly, any liability under Title IV of ERISA, or related provisions of the Code or foreign Law relating to any Company Employee Plan and nothing has occurred that could reasonably be expected to constitute grounds under Title IV of ERISA to terminate, or appoint a trustee to administer, any Company Employee Plan; and (ii) except for payments of premiums to the Pension Benefit Guaranty Corporation (“PBGC”) which have been timely paid in full, not incurred any liability to the PBGC in connection with any Company Employee Plan covering any active, retired, or former employees or directors of the Company or any Company ERISA Affiliate, including, without limitation, any liability under Sections 4069 or 4212(c) of ERISA or any penalty imposed under Section 4071 of ERISA, or ceased operations at any facility, or withdrawn from any such Company Employee Plan in a manner that could subject it to liability under Sections 4062, 4063 or 4064 of ERISA.

(e)         Certain Company Employee Plans. With respect to each Company Employee Plan:

  (i)          no such plan is a “multiemployer plan” within the meaning of Section 3(37) of ERISA or a “multiple employer plan” within the meaning of Section 413(c) of the Code and neither the Company nor any of its Company ERISA Affiliates has now or at any time within the previous six (6) years contributed to, sponsored, maintained, or had any liability or obligation in respect of any such multiemployer plan or multiple employer plan;

  (ii)         no Legal Action has been initiated by the PBGC to terminate any such Company Employee Plan or to appoint a trustee for any such Company Employee Plan;

  (iii)        no Company Employee Plan is subject to the minimum funding standards of Section 302 of ERISA or Sections 412, 418(b), or 430 of the Code, and none of the assets of the Company or any Company ERISA Affiliate is, or may reasonably be expected to become, the subject of any lien arising under Section 303 of ERISA or Sections 430 or 436 of the Code. No such plan is subject to the minimum funding standards of Section 302 of ERISA or Sections 412, 418(b), or 430 of the Code, and no plan listed in Section 3.12(e) of the Company Disclosure Letter has failed to satisfy the minimum funding standards of Section 302 of ERISA or Sections 412, 418(b), or 430 of the Code, and none of the assets of the Company or any Company ERISA Affiliate is, or may reasonably be expected to become, the subject of any lien arising under Section 303 of ERISA or Sections 430 or 436 of the Code; and

  (iv)        no “reportable event,” as defined in Section 4043 of ERISA, has occurred, or is reasonably expected to occur, with respect to any such Company Employee Plan.

(f)          No Post-Employment Obligations. No Company Employee Plan provides post-termination or retiree health benefits to any person for any reason, except as may be required by COBRA or other applicable Law or provided for as a severance entitlement under an individual employment agreement or Company Employee Plan, and neither the Company nor any Company ERISA Affiliate has any Liability to provide post-termination or retiree health benefits to any person or ever represented, promised, or contracted to any Company Employee (either individually or to Company Employees as a group) or any other person that such Company Employee(s) or other person would be provided with post-termination or retiree health benefits, except to the extent required by COBRA or other applicable Law or provided for as a severance entitlement under an individual employment agreement or Company Employee Plan.

(g)         Potential Governmental or Lawsuit Liability. Other than routine claims for benefits: (i) there are no pending or, to the Knowledge of the Company, threatened claims by or on behalf of any participant in any Company Employee Plan, or otherwise involving any Company Employee Plan or the assets of any Company Employee Plan; and (ii) to the Knowledge of the Company, no Company Employee Plan is presently or has within the three (3) years prior to the date hereof, been the subject of an examination or audit by a Governmental Authority or is the subject of an application or filing under, or is a participant in, an amnesty, voluntary compliance, self-correction, or similar program sponsored by any Governmental Authority.

(h)         Health Plan Compliance. Each of the Company and its Subsidiaries complies in all material respects with the applicable requirements under ERISA and the Code, including COBRA, HIPAA, and the Affordable Care Act, and other federal requirements for employer-sponsored health plans, and any corresponding requirements under state statutes, with respect to each Company Employee Plan that is a group health plan within the meaning of Section 733(a) of ERISA, Section 5000(b)(1) of the Code, or such state statute.

(i)          Effect of Transaction. Except as set forth on Section 3.12(i) of the Company Disclosure Letter, neither the execution or delivery of this Agreement, the consummation of the Merger, nor any of the other transactions contemplated by this Agreement will: (i) entitle any current or former director, employee, contractor, or consultant of the Company or any of its Subsidiaries to severance pay or any other payment; (ii) accelerate the timing of payment, funding, or vesting, or increase the amount of compensation due to any such individual; (iii) limit or restrict the right of the Company to merge, amend, or terminate any Company Employee Plan; or (iv) increase the amount payable or result in any other material obligation pursuant to any Company Employee Plan. No amount that could be received (whether in cash or property or the vesting of any property) as a result of the consummation of the transactions contemplated by this Agreement by any employee, director, or other service provider of the Company under any Company Employee Plan or otherwise would not be deductible by reason of Section 280G of the Code nor would be subject to an excise tax under Section 4999 of the Code.

(j)          Employment Law Matters. The Company and each of its Subsidiaries is in  compliance with all applicable Laws and agreements regarding: (i) hiring, employment, termination of employment, plant closing and mass layoff, employment discrimination, harassment, retaliation, and reasonable accommodation, leaves of absence, terms and conditions of employment, wages and hours of work, commissions, bonuses, or other compensation payable to employees, independent contractors, or consultants of the Company, employee classification, employee health and safety, use of genetic information, leasing and supply of temporary and contingent staff, engagement of independent contractors, including proper classification of same, payroll taxes, and immigration with respect to Company Employees and contingent workers; and (ii) the relations between it and any labor organization, trade union, work council, or other body representing Company Employees, except, in the case of clauses (i) and (ii) immediately above, where the failure to be in compliance with the foregoing would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(k)         Labor. Neither Company nor any of its Subsidiaries is party to, or subject to, any collective bargaining agreement or other agreement with any labor organization, work council, or trade union with respect to any of its or their operations. To the Company Group’s Knowledge, no material work stoppage, slowdown, or labor strike against the Company or any of its Subsidiaries with respect to employees who are employed within the United States is pending, threatened, or has occurred in the last two (2) years, and, to the Knowledge of the Company, no material work stoppage, slowdown, or labor strike against the Company or any of its Subsidiaries with respect to employees who are employed outside the United States is pending, threatened, or has occurred in the last two (2) years. None of the Company Employees is represented by a labor organization, work council, or trade union and, to the Knowledge of the Company, there is no organizing activity, Legal Action, election petition, union card signing or other union activity, or union corporate campaigns of or by any labor organization, trade union, or work council directed at the Company or any of its Subsidiaries, or any Company Employees. There are no Legal Actions, government investigations, or labor grievances pending, or, to the Knowledge of the Company, threatened relating to any employment related matter involving any Company Employee or applicant, except for any of the foregoing which would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.13       Real Property and Personal Property Matters.

(a)         Owned Real Estate. The Company or one or more of its Subsidiaries has good and marketable fee simple title to the Owned Real Estate free and clear of any Liens other than the Permitted Liens. Section 3.13(a) of the Company Disclosure Letter contains a true and complete list by address and legal description of the Owned Real Estate as of the date hereof. Neither the Company nor any of its Subsidiaries: (i) lease or grant any Person the right to use or occupy all or any part of the Owned Real Estate; (ii) other than to Parent, has granted any Person an option, right of first offer, or right of first refusal to purchase such Owned Real Estate or any portion thereof or interest therein; or (iii) has received written notice of any pending, and to the Knowledge of the Company threatened, condemnation proceeding affecting any Owned Real Estate or any portion thereof or interest therein. Neither the Company nor any Subsidiary is a party to any agreement or option to purchase any real property or interest therein. The Owned Real Estate is in compliance in all material respects with all applicable Laws pertaining thereto and the operations conducted thereat.  Since the Look-Back Date, the Company has not received written notice from any Governmental Authority of any alleged violation or assertion of any violation of any applicable Laws pertaining to the Owned Real Estate and the operations conducted thereat.

(b)         Leased Real Estate. Section 3.13(b) of the Company Disclosure Letter contains a true and complete list of all Leases (including all amendments, extensions, renewals, guaranties, and other agreements with respect thereto) as of the date hereof for each such Leased Real Estate (including the date and name of the parties to such Lease document). The Company has delivered to Parent a true and complete copy of each such Lease. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect or as set forth on Section 3.13(b) of the Company Disclosure Letter, with respect to each of the Leases: (i) such Lease is legal, valid, binding, enforceable, and in full force and effect; (ii) neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, any other party to the Lease, is in default under such Lease, and no event has occurred or circumstance exists which, with or without notice, lapse of time, or both, would constitute a default under such Lease; (iii) the Company’s or its Subsidiary’s possession and quiet enjoyment of the Leased Real Estate under such Lease has not been disturbed, and to the Knowledge of the Company, there are no disputes with respect to such Lease; (iv) the Merger does not require the consent of any other party under any of the Leases; and (v) there are no Liens on the estate created by such Lease other than Permitted Liens. Neither the Company nor any of its Subsidiaries has assigned, pledged, mortgaged, hypothecated, or otherwise transferred any Lease or any interest therein nor has the Company or any of its Subsidiaries subleased, licensed, or otherwise granted any Person (other than another wholly owned Subsidiary of the Company) a right to use or occupy such Leased Real Estate or any portion thereof. The Leased Real Estate is in compliance in all material respects with all applicable Laws pertaining thereto and the operations conducted thereat. Since the Look-Back Date, the Company has not received written notice from any Governmental Authority of any alleged violation or assertion of any violation of any applicable Laws pertaining to the Leased Real Estate and the operations conducted thereat.

(c)         Real Estate Used in the Business. The Owned Real Estate identified in Section 3.13(a) of the Company Disclosure Letter and the Leased Real Estate identified in Section 3.13(b) of the Company Disclosure Letter comprise all of the real property used or intended to be used in, or otherwise related to, the business of the Company or any of its Subsidiaries.

(d)         Personal Property. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and each of its Subsidiaries are in possession of and have good and marketable title to, or valid leasehold interests in or valid rights under contract to use, the machinery, equipment, furniture, fixtures, and other tangible personal property and assets owned, leased, or used by the Company or any of its Subsidiaries, free and clear of all Liens other than Permitted Liens.

Section 3.14       Environmental Matters. Except for such matters as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect:

(a)         Compliance with Environmental Laws. The Company and its Subsidiaries are, and since the Look-Back Date have been, in compliance with all Environmental Laws, which compliance includes the possession of, maintenance of, compliance with, application for, or recordkeeping and reporting obligations of, all Permits required under Environmental Laws for the operation of the business of the Company and its Subsidiaries as currently conducted.

(b)         No Disposal, Release, or Discharge of Hazardous Substances. Neither the Company nor any of its Subsidiaries has disposed of, released, or discharged any Hazardous Substances on, at, under, in, or from any real property currently or, to the Knowledge of the Company, formerly owned, leased, or operated by it or any of its Subsidiaries or at any other location that is: (i) currently subject to any investigation, remediation, or monitoring by the Company, any of its Subsidiaries, consultants, or agents; or, to the Knowledge of the Company, by a Governmental Authority; or (ii) reasonably likely to result in liability to the Company or any of its Subsidiaries, in either case of (i) or (ii) under Environmental Laws.

(c)         No Production or Exposure of Hazardous Substances. Neither the Company nor any of its Subsidiaries has: (i) produced, processed, manufactured, generated, transported, distributed, sold, treated, handled, used, or stored any Hazardous Substances, except in compliance with Environmental Laws, at any Real Estate; or (ii) exposed any employee or any third party to any Hazardous Substances at any Real Estate or other location under circumstances reasonably expected to give rise to any material Liability or obligation under Environmental Laws.

(d)         No Legal Actions or Orders. Neither the Company nor any of its Subsidiaries has received written notice of and there is no Legal Action pending, or to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries, alleging any Liability or responsibility under or non-compliance with Environmental Laws or seeking to impose any financial responsibility for any investigation, cleanup, removal, containment, or any other remediation or compliance under Environmental Law. Neither the Company nor any of its Subsidiaries is subject to any Order, settlement agreement, or other written agreement by or with any Governmental Authority or third party imposing any material Liability or obligation with respect to any of the foregoing.

(e)         No Assumption of Environmental Law Liabilities. Neither the Company nor any of its Subsidiaries has expressly assumed or retained any Liabilities under Environmental Laws of any other Person, including in any acquisition or divestiture of any property or business.

(f)         Exclusive Representations and Warranties.  The representations and warranties contained in this Section 3.14 are the sole and exclusive representations and warranties of the Company in this Agreement relating to environmental, health and safety matters, including Environmental Laws, Hazardous Substances or Permits required under Environmental Laws.

Section 3.15       Material Contracts.

(a)         Material Contracts. For purposes of this Agreement, “Company Material Contract” shall mean the following to which the Company or any of its Subsidiaries is a party or any of the respective assets are bound (excluding any Leases):

  (i)          any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K promulgated by the SEC), whether or not filed by the Company with the SEC;

  (ii)        any employment or consulting Contract that provides for retention or transaction payments or cannot be terminated without the payment or provision of severance compensation or benefits or advance notice of termination (in each case with respect to which the Company has continuing obligations as of the date hereof) with any current or former (A) officer of the Company, (B) member of the Company Board, or (C) Company Employee providing for an annual base salary or payment in excess of $100,000;

  (iii)       any Contract providing for indemnification or any guaranty by the Company or any Subsidiary thereof, in each case that is material to the Company and its Subsidiaries, taken as a whole, other than (A) any guaranty by the Company or a Subsidiary thereof of any of the obligations of (1) the Company or another wholly owned Subsidiary thereof or (2) any Subsidiary (other than a wholly owned Subsidiary) of the Company that was entered into in the ordinary course of business pursuant to or in connection with a customer Contract, or (B) any Contract providing for indemnification of customers or other Persons pursuant to Contracts entered into in the ordinary course of business;

  (iv)        any Contract that purports to limit in any material respect the right of the Company or any of its Subsidiaries (or, at any time after the consummation of the Merger, Parent or any of its Subsidiaries) (A) to engage in any line of business, (B) compete with any Person or solicit any client or customer, or (C) operate in any geographical location;

  (v)         any Contract relating to the disposition or acquisition, directly or indirectly (by merger, sale of stock, sale of assets, or otherwise), by the Company or any of its Subsidiaries after the date of this Agreement of assets or capital stock or other equity interests of any Person, in each case with a fair market value in excess of $1,000,000;

  (vi)        any Contract that grants any right of first refusal, right of first offer, or similar right with respect to any material assets, rights, or properties of the Company or any of its Subsidiaries;

  (vii)       any Contract that contains any provision that requires the purchase of all or a material portion of the Company’s or any of its Subsidiaries’ requirements for a given product or service from a given third party, which product or service is material to the Company and its Subsidiaries, taken as a whole;

  (viii)      any Contract that obligates the Company or any of its Subsidiaries to conduct business on an exclusive or preferential basis or that contains a “most favored nation” or similar covenant with any third party or upon consummation of the Merger will obligate Parent, the Surviving Corporation, or any of their respective Subsidiaries to conduct business on an exclusive or preferential basis or that contains a “most favored nation” or similar covenant with any third party;

  (ix)        any partnership, joint venture, limited liability company agreement, or similar Contract relating to the formation, creation, operation, management, or control of any material joint venture, partnership, or limited liability company, other than any such Contract solely between the Company and its wholly owned Subsidiaries or among the Company’s wholly owned Subsidiaries;

  (x)         any mortgages, indentures, guarantees, loans, or credit agreements, security agreements, or other Contracts, in each case relating to indebtedness for borrowed money, whether as borrower or lender, in each case in excess of $5,000,000, other than (A) accounts receivables and payables, and (B) loans to direct or indirect wholly owned Subsidiaries of the Company;

  (xi)        any employee collective bargaining agreement or other Contract with any labor union;

  (xii)       any Company IP Agreement;

  (xiii)      any other Contract under which the Company or any of its Subsidiaries is obligated to make payment or incur costs in excess of $1,000,000 in any year and which is not otherwise described in clauses (i)–(xii) above; or

  (xiv)      any Contract which is not otherwise described in clauses (i)-(xiii) above that is material to the Company and its Subsidiaries, taken as a whole.

(b)         Schedule of Material Contracts; Documents. Section 3.15(b) of the Company Disclosure Letter sets forth a true and complete list as of the date hereof of all Company Material Contracts. The Company has made available to Parent correct and complete copies of all Company Material Contracts, including any amendments thereto.

(c)         No Breach. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (i) All the Company Material Contracts are legal, valid, and binding on the Company or its applicable Subsidiary, enforceable against it in accordance with its terms, and is in full force and effect; (ii) neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, any third party has violated any provision of, or failed to perform any obligation required under the provisions of, any Company Material Contract; and (iii) neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, any third party is in breach or default, or has received written notice of breach or default, of any Company Material Contract. No event has occurred that, with notice or lapse of time or both, would constitute such a breach or default pursuant to any Company Material Contract by the Company or any of its Subsidiaries, or, to the Knowledge of the Company, any other party thereto, and, as of the date of this Agreement, neither the Company nor any of its Subsidiaries has received written notice of the foregoing or from the counterparty to any Company Material Contract (or, to the Knowledge of the Company, any of such counterparty’s Affiliates) regarding an intent to terminate, cancel, or modify any Company Material Contract (whether as a result of a change of control or otherwise), in each case, except for such breaches or defaults that have not, individually or in the aggregate, had and would not reasonably be expected to have, a Company Material Adverse Effect.

Section 3.16       Insurance. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, all insurance policies maintained by the Company and its Subsidiaries are in full force and effect and provide insurance in such amounts and against such risks as the Company reasonably has determined to be prudent, taking into account the industries in which the Company and its Subsidiaries operate, and as is sufficient to comply with applicable Law. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, neither the Company nor any of its Subsidiaries is in breach or default, and neither the Company nor any of its Subsidiaries has taken any action or failed to take any action which, with notice or the lapse of time, would constitute such a breach or default, or permit termination or modification of, any of such insurance policies. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect and to the Knowledge of the Company: (i) no insurer of any such policy has been declared insolvent or placed in receivership, conservatorship, or liquidation; and (ii) no notice of cancellation or termination, other than pursuant to the expiration of a term in accordance with the terms thereof, has been received with respect to any such policy.

Section 3.17       Affiliated Transactions. To the Knowledge of the Company, no officer, director, shareholder or Affiliate of the Company or its Subsidiaries or any individual in such officer’s, director’s or shareholder’s immediate family (a) owns any property or right, tangible or intangible, that is material to the conduct of the business of the Company or its Subsidiaries, (b) has filed or, to the Knowledge of the Company, otherwise has any cause of action against the Company or its Subsidiaries, (c) owes money to, or is owed money by, the Company or its Subsidiaries, (d) is a controlling Affiliate of any material customer or material supplier of the Company or its Subsidiaries, or (e) to the Knowledge of the Company, is a party to or the beneficiary of any Contract with the Company or its Subsidiaries, except in each case for compensation and benefits payable under any Company Plans to officers and employees in their capacity as officers and employees.  There are no Contracts between the Company or any of its Subsidiaries, on the one hand, and any officer, director, shareholder or Affiliate of the Company or its Subsidiaries or any individual in such officer’s, director’s or shareholder’s immediate family, on the other hand.

Section 3.18       Warranties. Neither the Company nor any of its Subsidiaries has given product warranties other than those (a) contained in Company Material Contracts that have been made available to Parent, (b) contained in other Contracts in which the warranties provided by the Company and its Subsidiaries were substantially similar to those described in the preceding clause (a), or (c) which have arisen by operation of Law. There are no material Legal Actions outstanding in regard to product safety or defect liability with respect to any products manufactured, distributed or sold by the Company and its Subsidiaries or any services performed by the Company and its Subsidiaries the result of which would reasonably be expected to have a Material Adverse Effect.

Section 3.19       Proxy Statement/Information Statement. None of the information included or incorporated by reference in the Company Proxy Statement or Company Information Statement, as applicable, to be filed with the SEC in connection with the Merger, will, at the time it is filed with the SEC in definitive form, or at the time it is first mailed to the Company’s shareholders or at the time of the Company Shareholders Meeting (if applicable) or at the time of any amendment or supplement thereof, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, no representation or warranty is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by Parent or Merger Sub expressly for inclusion or incorporation by reference in the Company Proxy Statement or the Company Information Statement, as applicable. The Company Proxy Statement or Company Information Statement, as applicable, will comply as to form in all material respects with the requirements of the Exchange Act.

Section 3.20       Anti-Corruption Matters. Since the Look-Back Date, none of the Company, any of its Subsidiaries or any director, officer or, to the Knowledge of the Company, employee or agent of the Company or any of its Subsidiaries has: (i) used any funds for unlawful contributions, gifts, entertainment, or other unlawful payments relating to an act by any Governmental Authority; (ii) made any unlawful payment to any foreign or domestic government official or employee or to any foreign or domestic political party or campaign or violated any provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended; or (iii) made any other unlawful payment under any applicable Law relating to anti-corruption, bribery, or similar matters. Since the Look-Back Date, neither the Company nor any of its Subsidiaries has disclosed to any Governmental Authority that it violated or may have violated any Law relating to anti-corruption, bribery, or similar matters. To the Knowledge of the Company, no Governmental Authority is investigating, examining, or reviewing the Company’s compliance with any applicable provisions of any Law relating to anti-corruption, bribery, or similar matters.

Section 3.21       Fairness Opinion. The Special Committee has received a written opinion of the Special Committee Financial Advisor to the effect that, as of the date of such opinion, and based upon and subject to the limitations, qualifications, assumptions and other matters considered in connection with the preparation of such opinion, the Merger Consideration to be received by the holders of Company Common Stock, other than Peter G. Dornau, Maureen Dornau, Dornau Family, LLC, PEJE and their respective affiliates (collectively, the “Excluded Holders”) is fair, from a financial point of view, to such holders (other than the Excluded Holders), and, as of the date of this Agreement, such opinion has not been withdrawn, revoked, or modified.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub hereby jointly and severally represent and warrant to the Company as follows:

Section 4.01       Organization. Each of Parent and Merger Sub is a corporation duly organized, validly existing, and in good standing under the Laws of the jurisdiction of its incorporation.

Section 4.02       Authority; Non-Contravention; Governmental Consents; Board Approval.

(a)         Authority. Each of Parent and Merger Sub has all requisite corporate power and authority to enter into and to perform its obligations under this Agreement and to consummate the transactions contemplated by this Agreement, subject to, in the case of the consummation of the Merger, the adoption of this Agreement by Parent as the sole shareholder of Merger Sub. The execution and delivery of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of Parent and Merger Sub and no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize the execution and delivery of this Agreement or to consummate the Merger and the other transactions contemplated hereby, subject only, in the case of the consummation of the Merger, the adoption of this Agreement by Parent as the sole shareholder of Merger Sub. This Agreement has been duly executed and delivered by Parent and Merger Sub and, assuming due execution and delivery by the Company, constitutes the legal, valid, and binding obligation of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium, and other similar Laws affecting creditors’ rights generally and by general principles of equity.

(b)         Non-Contravention. The execution, delivery, and performance of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the transactions contemplated by this Agreement, including the Debt Financing, do not and will not: (i) contravene or conflict with, or result in any violation or breach of, the certificate of incorporation, articles of incorporation or bylaws of Parent or Merger Sub; (ii) assuming that all of the Consents contemplated by clauses (i) through (v) of Section 4.02(c) have been obtained or made, conflict with or violate any Law applicable to Parent or Merger Sub or any of their respective properties or assets; (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, result in Parent’s or any of its Subsidiaries’ loss of any benefit or the imposition of any additional payment or other liability under, or alter the rights or obligations of any third party under, or give to any third party any rights of termination, amendment, acceleration, or cancellation, or require any Consent under, any Contract to which Parent or any of its Subsidiaries is a party or otherwise bound as of the date hereof; or (iv) result in the creation of a Lien (other than Permitted Liens) on any of the properties or assets of Parent or any of its Subsidiaries, except, in the case of each of clauses (ii), (iii), and (iv), for any conflicts, violations, breaches, defaults, loss of benefits, additional payments or other liabilities, alterations, terminations, amendments, accelerations, cancellations, or Liens that, or where the failure to obtain any Consents, in each case, would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on Parent’s and Merger Sub’s ability to consummate the transactions contemplated by this Agreement.

(c)         Governmental Consents. No Consent of any Governmental Authority is required to be obtained or made by Parent or Merger Sub in connection with the execution, delivery, and performance by Parent and Merger Sub of this Agreement or the consummation by Parent and Merger Sub of the Merger and other transactions contemplated hereby, except for: (i) the filing of the Articles of Merger with the Department of State of the State of Florida; (ii) the filing with the SEC of (A) the Company Proxy Statement or the Company Information Statement, as applicable, in definitive form in accordance with the Exchange Act, and (B) such reports under the Exchange Act as may be required in connection with this Agreement, the Merger, and the other transactions contemplated by this Agreement; (iii) such Consents as may be required under the HSR Act or other Antitrust Laws that are applicable to the transactions contemplated by this Agreement; (iv) such Consents as may be required under applicable state securities or “blue sky” Laws and the securities Laws of any foreign country or the rules and regulations of Nasdaq; (v) the Other Governmental Approvals; and (vi) such other Consents which if not obtained or made would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on Parent’s and Merger Sub’s ability to consummate the transactions contemplated by this Agreement.

(d)         Board Approval.

  (i)          The board of directors of Parent by resolutions duly adopted by a unanimous vote at a meeting of all directors of Parent duly called and held and, not subsequently rescinded or modified in any way, has (A) determined that this Agreement and the transactions contemplated hereby, including the Merger, upon the terms and subject to the conditions set forth herein, are fair to, and in the best interests of, Parent and Parent’s stockholders, and (B) approved and declared advisable this Agreement, including the execution, delivery, and performance thereof, and the consummation of the transactions contemplated by this Agreement, including the Merger, upon the terms and subject to the conditions set forth herein.

  (ii)         The board of directors of Merger Sub by resolutions duly adopted by a unanimous vote at a meeting of all directors of Merger Sub duly called and held and, not subsequently rescinded or modified in any way, has (A) determined that this Agreement and the transactions contemplated hereby, including the Merger, upon the terms and subject to the conditions set forth herein, are fair to, and in the best interests of, Merger Sub and Parent, as the sole shareholder of Merger Sub, (B) approved and declared advisable this Agreement, including the execution, delivery, and performance thereof, and the consummation of the transactions contemplated by this Agreement, including the Merger, upon the terms and subject to the conditions set forth herein, and (C) resolved to recommend that Parent, as the sole shareholder of Merger Sub, approve the adoption of this Agreement.

Section 4.03       Proxy Statement/Information Statement. None of the information with respect to Parent or Merger Sub that Parent or any of its Representatives furnishes in writing to the Company expressly for use or incorporation in the Company Proxy Statement or Company Information Statement, as applicable, will, at the time such Proxy Statement or Information Statement, as applicable, is filed with the SEC in definitive form, or at the time it is first mailed to the Company’s shareholders or at the time of the Company Shareholders Meeting (if applicable), or at the time of any amendment or supplement thereof, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, no representation or warranty is made by Parent or Merger Sub with respect to statements made or incorporated by reference therein based on information supplied by the Company or its Representatives.

Section 4.04       Debt Financing.

(a)        Commitment Letter. Parent has delivered to the Company a true, correct, and complete fully executed copy of the commitment letter, dated as of the date of this Agreement, among the Debt Financing Sources party thereto and Parent (including all exhibits, schedules, and annexes thereto and the Fee Letter (redacted in a manner as described below), as amended, modified, supplemented, extended, or replaced from time to time in compliance with this Agreement, the “Commitment Letter”). Pursuant to, and subject to the terms and conditions of, the Commitment Letter, the Debt Financing Sources have committed to lend the amounts set forth therein (the provision of such funds as set forth therein, the “Debt Financing”) for the purposes set forth in the Commitment Letter. Parent has also delivered to the Company a true, correct, and complete copy of each fee letter (which may be redacted as to fee amounts, percentages, pricing caps, and other economic terms (including “market flex” provisions with respect to any of the foregoing)) issued in connection with the Commitment Letter (collectively, the “Fee Letter” and, together with the Commitment Letter, the “Commitment Papers”).

(b)         No Amendments; No Side Letters. The Commitment Letter in the form delivered to the Company has not been amended, restated, or otherwise modified or supplemented prior to the execution and delivery of this Agreement, and the respective commitments contained in the Commitment Letter have not been withdrawn, terminated, reduced, or rescinded, or otherwise modified in any respect prior to the execution and delivery of this Agreement (and, to the Knowledge of Parent, no such withdrawal, termination, rescission, or other modification is pending), in each case, unless otherwise permitted by Section 5.13(a) below. As of the date of this Agreement, there are no side letters or Contracts to which Parent or Merger Sub is a party that would adversely affect the conditionality, funding, or consummation of the Debt Financing or that would materially delay or prevent the Closing.

(c)         Enforceability. As of the execution and delivery of this Agreement, the Commitment Letter is in full force and effect and constitutes the legal, valid, and binding obligation of Parent, and, to the Knowledge of Parent, the other parties thereto, enforceable in accordance with its terms against Parent and, to the Knowledge of Parent, each of the other parties thereto, subject to applicable bankruptcy, insolvency, moratorium, and other similar Laws affecting creditors’ rights generally and by general principles of equity.

(d)         No Breaches or Defaults. As of the execution and delivery of this Agreement: (i) no event has occurred which would reasonably be expected to: (A) constitute a breach or default (or an event that with notice or lapse of time or both would constitute a breach or default) on the part of Parent or, to the Knowledge of Parent, any other applicable party to the Commitment Letter, or (B) result in a failure to satisfy any condition precedent under the Commitment Letter; and (ii) Parent does not have any reason to believe that any of the conditions to the funding of the full amount of the Debt Financing will not be satisfied at or prior to the Closing Date or that the Debt Financing or any other funds necessary for the satisfaction of all of Parent’s and Merger Sub’s obligations under this Agreement will not be available to Parent at or prior to the Closing Date, in each of clauses (i) and (ii), assuming the accuracy of the Company’s representations and warranties contained in ARTICLE III and compliance by the Company with its covenants contained in ARTICLE V, in each case, in all material respects. Parent has fully paid or caused to be fully paid all commitment fees or other fees to the extent required to be paid on or prior to the date of this Agreement in connection with the Debt Financing.

(e)         Sufficiency of Financing. There are no conditions precedent related to the funding of the Debt Financing, other than as expressly set forth in the Commitment Letter. Assuming the accuracy of the Company’s representations and warranties contained in ARTICLE III and that the Debt Financing is funded in accordance with the Commitment Letter, the net proceeds of the Debt Financing, together with cash on hand of Parent and Merger Sub, will, in the aggregate, be sufficient for the payment of all amounts required to be paid by Parent or Merger Sub in cash in connection with the Merger and the other transactions contemplated by this Agreement.

Section 4.05       Legal Proceedings. As of the date hereof, there is no pending or, to the Knowledge of Parent, threatened, Legal Action against Parent or any of its Subsidiaries, including Merger Sub, nor is there any injunction, Order, judgment, ruling, or decree imposed upon Parent or any of its Subsidiaries, including Merger Sub, in each case, by or before any Governmental Authority, that would, individually or in the aggregate, reasonably be expected to have a material adverse effect on Parent’s and Merger Sub’s ability to consummate the transactions contemplated by this Agreement.

Section 4.06       Ownership of Company Common Stock. Neither Parent nor Merger Sub is an “interested shareholder” of the Company as such term is defined in Section 607.0901(1)(k) of the FBCA. Neither Parent nor Merger Sub owns (directly or indirectly, beneficially or of record), or is a party to any Contract or understanding for the purpose of acquiring, holding, voting or disposing of, in each case, any Company Common Stock (except as contemplated by this Agreement).

Section 4.07       Brokers. Neither Parent, Merger Sub, nor any of their respective Affiliates has incurred, nor will it incur, directly or indirectly, any liability for investment banker, brokerage, or finders’ fees or agents’ commissions, or any similar charges in connection with this Agreement or any transaction contemplated by this Agreement for which the Company would be liable in connection the Merger.

ARTICLE V
COVENANTS

Section 5.01       Conduct of Business of the Company. During the period from the date of this Agreement until the earlier of the termination of this Agreement (in accordance with its terms) or the Effective Time, the Company shall, and shall cause each of its Subsidiaries to, except as expressly contemplated by this Agreement, as set forth in Section 5.01 of the Company Disclosure Letter, as required by applicable Law, or with the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned, or delayed), use commercially reasonable efforts to conduct its business in all material respects in the ordinary course of business, and, to the extent consistent therewith, the Company shall, and shall cause each of its Subsidiaries to, use its reasonable best efforts to preserve substantially intact its and its Subsidiaries’ business organization, to keep available the services of its and its Subsidiaries’ current officers and employees, to preserve its and its Subsidiaries’ present relationships with customers, suppliers, distributors, licensors, licensees, and other Persons having business relationships with it. Without limiting the generality of the foregoing, between the date of this Agreement and the Effective Time, except as otherwise expressly contemplated by this Agreement, as set forth in Section 5.01 of the Company Disclosure Letter, or as required by applicable Law, the Company shall not, nor shall it permit any of its Subsidiaries to, without the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned, or delayed):

(a)         amend or propose to amend its Charter Documents;

(b)         (i) split, combine, or reclassify any Company Securities or Company Subsidiary Securities, (ii) repurchase, redeem, or otherwise acquire, or offer to repurchase, redeem, or otherwise acquire, any Company Securities or Company Subsidiary Securities, or (iii) declare, set aside, or pay any dividend or distribution (whether in cash, stock, property, or otherwise) in respect of, or enter into any Contract with respect to the voting of, any shares of its capital stock (other than dividends from its direct or indirect wholly owned Subsidiaries);

(c)         issue, sell, pledge, dispose of, or encumber any Company Securities or Company Subsidiary Securities;

(d)         except as required by applicable Law or by any Company Employee Plan or Contract in effect as of the date of this Agreement (i) increase the compensation payable or that could become payable by the Company or any of its Subsidiaries to directors, officers, or employees, in each case, with an annual base compensation in excess of $100,000 other than increases in compensation in the ordinary course of business consistent with past practice, or (ii) establish, adopt, enter into, materially amend, or terminate or take any action to accelerate rights under any Company Employee Plans or any plan, agreement, program, policy, trust, fund, or other arrangement that would be a Company Employee Plan if it were in existence as of the date of this Agreement, or make any contribution to any Company Employee Plan, other than contributions required by Law, the terms of such Company Employee Plans as in effect on the date hereof, or that are made in the ordinary course of business consistent with past practice;

(e)         acquire, by merger, consolidation, acquisition of stock or assets, or otherwise, any business or Person or division thereof or make any loans, advances, or capital contributions to or investments in any Person in excess of $1,000,000 in the aggregate;

(f)         (i) transfer, license, sell, lease, or otherwise dispose of (whether by way of merger, consolidation, sale of stock or assets, or otherwise) or pledge, encumber, mortgage, or otherwise subject to any Lien (other than a Permitted Lien), any assets, including the capital stock or other equity interests in any Subsidiary of the Company; provided, that the foregoing shall not prohibit the Company and its Subsidiaries from transferring, selling, leasing, or disposing of obsolete equipment or assets being replaced, or granting non-exclusive licenses under the Company IP, in each case in the ordinary course of business consistent with past practice, or (ii) adopt or effect a plan of complete or partial liquidation, dissolution, restructuring, recapitalization, or other reorganization;

(g)         repurchase, prepay, or incur any indebtedness for borrowed money or guarantee any such indebtedness of another Person, issue or sell any debt securities or options, warrants, calls, or other rights to acquire any debt securities of the Company or any of its Subsidiaries, guarantee any debt securities of another Person, enter into any “keep well” or other Contract to maintain any financial statement condition of any other Person (other than any wholly owned Subsidiary of it) or enter into any arrangement having the economic effect of any of the foregoing, other than in connection with the financing of ordinary course trade payables consistent with past practice;

(h)         enter into or amend or modify in any material respect, or consent to the termination of (other than at its stated expiry date), any Company Material Contract or any Lease with respect to material Real Estate or any other Contract or Lease that, if in effect as of the date hereof would constitute a Company Material Contract or Lease with respect to material Real Estate hereunder;

(i)          institute, settle, or compromise any Legal Action involving the payment of monetary damages by the Company or any of its Subsidiaries of any amount exceeding $100,000 in the aggregate, other than (i) any Legal Action brought against Parent or Merger Sub arising out of a breach or alleged breach of this Agreement by Parent or Merger Sub, and (ii) the settlement of claims, liabilities, or obligations reserved against on the Company Balance Sheet; provided, that neither the Company nor any of its Subsidiaries shall settle or agree to settle any Legal Action which settlement involves a conduct remedy or injunctive or similar relief or has a restrictive impact on the Company’s business;

(j)          make any material change in any method of financial accounting principles or practices, in each case except for any such change required by a change in GAAP or applicable Law;

(k)         (i) settle or compromise any material Tax claim, audit, or assessment for an amount materially in excess of the amount reserved or accrued on the Company Balance Sheet (or most recent consolidated balance sheet included in the Company SEC Documents), (ii) make or change any material Tax election, change any annual Tax accounting period, or adopt or change any method of Tax accounting, (iii) amend any material Tax Returns or file claims for material Tax refunds, or (iv) enter into any material closing agreement, surrender in writing any right to claim a material Tax refund, offset or other reduction in Tax liability or consent to any extension or waiver of the limitation period applicable to any material Tax claim or assessment relating to the Company or its Subsidiaries;

(l)          enter into any material agreement, agreement in principle, letter of intent, memorandum of understanding, or similar Contract with respect to any joint venture, strategic partnership, or alliance;

(m)        except in connection with actions permitted by Section 5.03 hereof, take any action to exempt any Person from, or make any acquisition of securities of the Company by any Person not subject to, any state takeover statute or similar statute or regulation that applies to Company with respect to a Takeover Proposal or otherwise, except for Parent, Merger Sub, or any of their respective Subsidiaries or Affiliates, or the transactions contemplated by this Agreement;

(n)         abandon, allow to lapse, sell, assign, transfer, grant any security interest in otherwise encumber or dispose of any Company IP, or grant any right or license to any Company IP other than pursuant to non-exclusive licenses entered into in the ordinary course of business consistent with past practice;

(o)         terminate or modify in any material respect, or fail to exercise renewal rights with respect to, any material insurance policy;

(p)         except as is materially consistent with such transactions described in the Company SEC Documents, engage in any transaction with, or enter into any agreement, arrangement or understanding with, any Affiliate of the Company or other Person covered by Item 404 of Regulation S-K promulgated by the SEC that would be required to be disclosed pursuant to Item 404 of Regulation S-K promulgated by the SEC;

(q)         adopt or implement any shareholder rights plan or similar arrangement; or

(r)         agree or commit to do any of the foregoing.

Section 5.02       Access to Information; Confidentiality.

(a)         Access to Information. From the date of this Agreement until the earlier to occur of the Effective Time or the termination of this Agreement in accordance with the terms set forth in ARTICLE VII, the Company shall, and shall cause its Subsidiaries to, afford to Parent and Parent’s Representatives (including the Debt Financing Sources) reasonable access, at reasonable times and in a manner as shall not unreasonably interfere with the business or operations of the Company or any Subsidiary thereof, to the officers, employees, accountants, agents, properties, offices, and other facilities and to all books, records, contracts, and other assets of the Company and its Subsidiaries, and the Company shall, and shall cause its Subsidiaries to, furnish promptly to Parent such other information concerning the business and properties of the Company and its Subsidiaries as Parent may reasonably request from time to time. Neither the Company nor any of its Subsidiaries shall be required to provide access to: (i) or disclose information where such access or disclosure would jeopardize the protection of attorney-client privilege or contravene any Law (it being agreed that the parties shall use their reasonable best efforts to cause such information to be provided in a manner that would not result in such jeopardy or contravention); or (ii) the properties for purposes of conducting any invasive or intrusive investigation, testing or sampling of any environmental media or building materials including, soil, groundwater, surface water, soil vapor, sediment or air. No investigation shall affect the Company’s representations, warranties, covenants, or agreements contained herein, or limit or otherwise affect the remedies available to Parent or Merger Sub pursuant to this Agreement.

(b)         Confidentiality. The parties hereby agree that all information provided to the other party or the other parties’ Representatives in connection with this Agreement and the consummation of the transactions contemplated hereby, including any information obtained pursuant to Section 5.02(a), shall be treated in accordance with the Confidentiality Agreement, dated February 17, 2022, between Parent and the Company (the “Confidentiality Agreement”). Parent and the Company shall comply with, and shall cause their respective Representatives to comply with, all of their respective obligations under the Confidentiality Agreement, which shall survive the termination of this Agreement in accordance with the terms set forth therein.

Section 5.03       No Solicitation.

(a)         Takeover Proposal. The Company shall not, and shall direct and cause its Subsidiaries and the Company’s and its Subsidiaries’ directors, officers, employees, investment bankers, attorneys, accountants, consultants, or other agents or advisors (with respect to any Person, the foregoing Persons are referred to herein as such Person’s “Representatives”) not to, directly or indirectly, solicit, initiate, or knowingly take any action to facilitate or encourage the submission of any Takeover Proposal or the making of any proposal that could reasonably be expected to lead to any Takeover Proposal, or: (i) conduct or engage in any discussions or negotiations with, disclose any non-public information relating to the Company or any of its Subsidiaries to, afford access to the business, properties, assets, books, or records of the Company or any of its Subsidiaries to, or knowingly assist, participate in, facilitate, or encourage any effort by, any third party (or its potential sources of financing) that is seeking to make, or has made, any Takeover Proposal; (ii) except where the Company Board (acting upon the recommendation of the Special Committee) makes a good-faith determination, after consultation with its financial advisors, if any, and outside legal counsel, that the failure to do so would be inconsistent with the Company Board’s fiduciary duties to the Company or its shareholders under applicable Law, amend or grant any waiver or release under any standstill or similar agreement with respect to any class of equity securities of the Company or any of its Subsidiaries ; or (iii) enter into any agreement in principle, letter of intent, term sheet, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement, or other Contract relating to any Takeover Proposal (each, a “Company Acquisition Agreement”). Except as expressly permitted by this Section 5.03, neither the Special Committee nor the Company Board shall effect a Company Adverse Recommendation Change. The Company shall, and shall cause its Subsidiaries and the Company’s and its Subsidiaries’ Representatives to cease immediately and cause to be terminated any and all existing activities, discussions, or negotiations, if any, with any third party conducted prior to the date hereof with respect to any Takeover Proposal and shall use its reasonable best efforts to cause any such third party (or its agents or advisors) in possession of non-public information in respect of the Company or any of its Subsidiaries that was furnished by or on behalf of the Company and its Subsidiaries to return or destroy (and confirm destruction of) all such information.

(b)         Superior Proposal. Notwithstanding Section 5.03(a), prior to the receipt of the Requisite Shareholder Approval, the Company Board (acting upon the recommendation of the Special Committee), directly or indirectly through any Representative, may, subject to Section 5.03(c): (i) participate in negotiations or discussions with any third party that has made (and not withdrawn) a bona fide, unsolicited Takeover Proposal in writing that the Company Board (acting upon the recommendation of the Special Committee) determines in good faith, after consultation with its financial advisors, if any, and outside legal counsel, constitutes a Superior Proposal; and/or (ii) thereafter furnish to such third party non-public information relating to the Company or any of its Subsidiaries pursuant to an executed confidentiality agreement that constitutes an Acceptable Confidentiality Agreement (a copy of which confidentiality agreement shall be promptly (in all events within 24 hours) provided for informational purposes only to Parent), but in each case referred to in the foregoing clauses (i) through (ii), only if the Company Board (acting upon the recommendation of the Special Committee) determines in good faith, after consultation with its financial advisors, if any, and outside legal counsel, that the failure to take such action would cause the Company Board to be in breach of its fiduciary duties under applicable Law.

(c)         Notification to Parent. Neither the Special Committee nor the Company Board shall take any of the actions referred to in clauses (i) through (ii) of Section 5.03(b) unless the Company shall have delivered to Parent a prior written notice advising Parent that it intends to take such action. The Company shall notify Parent promptly (but in no event later than 24 hours) after it obtains Knowledge of the receipt by the Company (or any of its Representatives) of any Takeover Proposal, any inquiry that could reasonably be expected to lead to a Takeover Proposal, any request for non-public information relating to the Company or any of its Subsidiaries or for access to the business, properties, assets, books, or records of the Company or any of its Subsidiaries by any third party. In such notice, the Company shall identify the third party making, and details of the material terms and conditions of, any such Takeover Proposal, indication or request, including any proposed financing. The Company shall keep Parent fully informed, on a current basis, of the status and material terms of any such Takeover Proposal, indication or request, including any material amendments or proposed amendments as to price, proposed financing, and other material terms thereof. The Company shall provide Parent with at least twenty-four (24) hours prior notice of any meeting of the Special Committee or the Company Board (or such lesser notice as is provided to the members of the Company Board) at which the Special Committee or the Company Board is reasonably expected to consider any Takeover Proposal. The Company shall promptly provide Parent with a list of any non-public information concerning the Company’s and any of its Subsidiary’s business, present or future performance, financial condition, or results of operations, provided to any third party, and, to the extent such information has not been previously provided to Parent, copies of such information.

(d)         Company Adverse Recommendation Change or Company Acquisition Agreement. Except as expressly permitted by this Section 5.03, neither the Special Committee nor the Company Board shall effect a Company Adverse Recommendation Change or enter into (or permit any Subsidiary to enter into) a Company Acquisition Agreement. Notwithstanding the foregoing, at any time prior to the receipt of the Requisite Shareholder Approval, the Special Committee and Company Board (acting upon the recommendation of the Special Committee) may effect a Company Adverse Recommendation Change or enter into (or permit any Subsidiary to enter into) a Company Acquisition Agreement that did not result from a breach of this Section 5.03, if: (i) the Company promptly notifies Parent, in writing, at least five (5) Business Days (the “Superior Proposal Notice Period”) before making a Company Adverse Recommendation Change or entering into (or causing a Subsidiary to enter into) a Company Acquisition Agreement, of its intention to take such action with respect to a Superior Proposal, which notice shall state expressly that the Company has received a Takeover Proposal, that the Special Committee or the Company Board intends to declare a Superior Proposal, and that the Special Committee or the Company Board intends to effect a Company Adverse Recommendation Change and/or the Company intends to enter into a Company Acquisition Agreement; (ii) the Company specifies the identity of the party making the Superior Proposal and the material terms and conditions thereof in such notice and includes an unredacted copy of the Takeover Proposal and attaches to such notice the most current version of any proposed agreement (which version shall be updated on a prompt basis) for such Superior Proposal and any related documents, including financing documents, to the extent provided by the relevant party in connection with the Superior Proposal; (iii) the Company and its Representatives during the Superior Proposal Notice Period, negotiate with Parent in good faith to make such adjustments in the terms and conditions of this Agreement so that such Takeover Proposal ceases to constitute a Superior Proposal, if Parent, in its discretion, proposes to make such adjustments (it being agreed that in the event that, after commencement of the Superior Proposal Notice Period, there is any material revision to the terms of a Superior Proposal, including, any revision in price or financing, the Superior Proposal Notice Period shall be extended, if applicable, to ensure that at least three (3) Business Days remains in the Superior Proposal Notice Period subsequent to the time the Company notifies Parent of any such material revision (it being understood that there may be multiple extensions)); and (iv) the Company Board (acting upon the recommendation of the Special Committee) determines in good faith, after consulting with its financial advisors and outside legal counsel, that such Takeover Proposal continues to constitute a Superior Proposal (after taking into account any adjustments made by Parent during the Superior Proposal Notice Period in the terms and conditions of this Agreement) and that the failure to take such action would cause the Company Board to be in breach of its fiduciary duties under applicable Law.

(e)         Notwithstanding anything in this Agreement to the contrary, in circumstances not involving or relating to a Takeover Proposal, at any time prior to the receipt of the Shareholder Written Consent, the Company Board may make a Company Adverse Recommendation Change if and only if (i) an Intervening Event has occurred, (ii) the Company Board has concluded in good faith (after consultation with its outside legal counsel) that failure to take such action would be inconsistent with the Company Board’s fiduciary duties to the Company or its shareholders under applicable Law, (iii) four (4) Business Days (the “Intervening Event Notice Period”) shall have elapsed since the Company has given written notice (which written notice shall not, in and of itself, be deemed a Company Adverse Recommendation Change for any purpose of this Agreement) to Parent advising that the Company intends to take such action and specifying in reasonable detail the reasons therefor, (iv) during such Intervening Event Notice Period, the Company has considered and, if requested by Parent, engaged and caused its Representatives to engage in good faith discussions with Parent regarding any adjustment or modification of the terms of this Agreement proposed by Parent, and (v) the Company Board, following such Intervening Event Notice Period, again reasonably determines in good faith (after consultation with its outside legal counsel and its financial advisors, if any, and taking into account any adjustment or modification of the terms of this Agreement proposed by Parent) that failure to do so would be inconsistent with the Company Board’s fiduciary duties to the Company or its shareholders under applicable Law; provided, however, that in the event the Company Board does not make such a Company Adverse Recommendation Change following such Intervening Event Notice Period, but thereafter determines to make such a Company Adverse Recommendation Change pursuant to this Section 5.03(e) in circumstances not involving a Takeover Proposal, the foregoing procedures and requirements referred to in this Section 5.03(e) shall apply anew prior to the taking of any such actions.

(f)          Nothing contained in this Section 5.03 shall prohibit the Company from (i) taking and disclosing to its shareholders a position contemplated by Rule 14e-2 (a) promulgated under the Exchange Act or from making a statement contemplated by Item 1012(a) of Regulation M-A or Rule 14d-9 promulgated under the Exchange Act, (ii) making any other disclosure to its shareholders with regard to the transactions contemplated by this Agreement or a Takeover Proposal that the Company Board reasonably determines (after consultation with its outside counsel) is required by applicable Law or (iii) issuing a “stop, look and listen” statement pending disclosure of its position thereunder; provided, however, that any such disclosure that addresses the approval, recommendation or declaration of advisability by the Company Board with respect to this Agreement or a Takeover Proposal shall be deemed to be a Company Adverse Recommendation Change unless the Company Board in connection with such communication publicly states that the Company Board Recommendation has not changed or refers to the prior recommendation of the Company, without disclosing any Company Adverse Recommendation Change. For the avoidance of doubt, the Company Board may not make a Company Adverse Recommendation Change unless in compliance with Section 5.03(d) or Section 5.03(e).

Section 5.04       Shareholders Meeting; Preparation of Proxy Materials; Approval by Sole Shareholder of Merger Sub.

(a)         Approval by Principal Shareholder of the Company. As soon as practicable following receipt of a written consent in favor of the approval and adoption of this Agreement, duly executed and delivered to the Company in accordance with applicable Law by holders of a majority of the issued and outstanding shares of the Company Common Stock (the “Shareholder Written Consent”), the Company shall provide Parent with a copy of such Shareholder Written Consent. If the Shareholder Written Consent is not executed and delivered to Parent within twenty-four (24) hours after the execution of this Agreement (the “Written Consent Delivery Period”), Parent shall have the right to terminate this Agreement as set forth in Section 7.03(d).

(b)         Preparation of Company Information Statement. In the event the Shareholder Written Consent is delivered to Parent in accordance with Section 5.04(a), as soon as reasonably practicable thereafter, the Company shall prepare and file the Company Information Statement with the SEC. Parent, Merger Sub, and the Company will cooperate and consult with each other in the preparation of the Company Information Statement. Without limiting the generality of the foregoing, each of Parent and Merger Sub will furnish the Company the information relating to it required by the Exchange Act and the rules and regulations promulgated thereunder to be set forth in the Company Information Statement. The Company shall not file the Company Information Statement, or any amendment or supplement thereto, without providing Parent a reasonable opportunity to review and comment thereon (which comments shall be reasonably considered by the Company). The Company shall use its reasonable best efforts to cause the Company Information Statement at the date that it (and any amendment or supplement thereto) is first published, sent, or given to the shareholders of the Company, to comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder. The Company shall use its reasonable best efforts to resolve, and each party agrees to consult and cooperate with the other party in resolving, all SEC comments with respect to the Company Information Statement as promptly as practicable after receipt thereof and to cause the Company Information Statement in definitive form to be cleared by the SEC and mailed to the Company’s shareholders as promptly as reasonably practicable following filing with the SEC. The Company agrees to consult with Parent prior to responding to SEC comments with respect to the preliminary Company Information Statement. Each of Parent, Merger Sub, and the Company agree to correct any information provided by it for use in the Company Information Statement which shall have become false or misleading and the Company shall promptly prepare and mail to its shareholders an amendment or supplement setting forth such correction. The Company shall as soon as reasonably practicable: (i) notify Parent of the receipt of any comments from the SEC with respect to the Company Information Statement and any request by the SEC for any amendment to the Company Information Statement or for additional information; and (ii) provide Parent with copies of all written correspondence between the Company and its Representatives, on the one hand, and the SEC, on the other hand, with respect to the Company Information Statement.

(c)         Company Shareholders Meeting. In the event the Shareholder Written Consent is not delivered to Parent in accordance to Section 5.04(a) and Parent does not terminate this Agreement in accordance with Section 7.03(d), the Company shall take all action necessary to duly call, give notice of, convene, and hold the Company Shareholders Meeting as soon as reasonably practicable after the date of this Agreement and in no event later than forty-five (45) days following the date on which the definitive version of the Company Proxy Statement is first mailed to holders of the Company Common Stock. Except to the extent that the Company Board shall have effected a Company Adverse Recommendation Change as permitted by Section 5.03 hereof, the Company Proxy Statement shall include the Company Board Recommendation. Subject to Section 5.03 hereof, the Company shall use reasonable best efforts to: (i) solicit from the holders of Company Common Stock proxies in favor of the adoption of this Agreement and approval of the Merger; and (ii) take all other actions necessary or advisable to secure the vote or consent of the holders of Company Common Stock required by applicable Law to obtain such approval. The Company shall not submit any other proposals for approval at the Company Shareholders Meeting without the prior written consent of Parent. The Company shall keep Parent and Merger Sub updated with respect to proxy solicitation results as requested Parent or Merger Sub. The Company shall have the right, after good faith consultation with Parent, to, and shall at the request of Parent, postpone or adjourn the Company Shareholders Meeting: (A) for the absence of a quorum, or (B) to allow reasonable additional time to solicit additional proxies to the extent that at such time, taking into account the amount of time until the Company Shareholder Meeting, the Company has not received a number of proxies that would reasonably be believed to be sufficient to obtain the Requisite Shareholder Approval at the Company Shareholder Meeting. If the Special Committee or the Company Board makes a Company Adverse Recommendation Change, then unless such Company Adverse Recommendation Change is with respect to a Superior Proposal and this Agreement is terminated pursuant to Section 7.04(a), it will not alter the obligation of the Company to submit the adoption of this Agreement and the approval of the Merger to the holders of Company Common Stock at the Company Shareholders Meeting to consider and vote upon, unless this Agreement shall have been terminated in accordance with its terms prior to the Company Shareholders Meeting.

(d)         Preparation of Company Proxy Statement. In the event the Shareholder Written Consent is not timely delivered to Parent in accordance to Section 5.04(a) and Parent does not terminate this Agreement in accordance with Section 7.03(d), as soon as reasonably practicable following the date of this Agreement, the Company shall prepare and file the Company Proxy Statement with the SEC. Parent, Merger Sub, and the Company will cooperate and consult with each other in the preparation of the Company Proxy Statement. Without limiting the generality of the foregoing, each of Parent and Merger Sub will furnish the Company the information relating to it required by the Exchange Act and the rules and regulations promulgated thereunder to be set forth in the Company Proxy Statement. The Company shall not file the Company Proxy Statement, or any amendment or supplement thereto, without providing Parent a reasonable opportunity to review and comment thereon (which comments shall be reasonably considered by the Company). The Company shall use its reasonable best efforts to cause the Company Proxy Statement at the date that it (and any amendment or supplement thereto) is first published, sent, or given to the shareholders of the Company and at the time of the Company Shareholders Meeting, to comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder. The Company shall use its reasonable best efforts to resolve, and each party agrees to consult and cooperate with the other party in resolving, all SEC comments with respect to the Company Proxy Statement as promptly as practicable after receipt thereof and to cause the Company Proxy Statement in definitive form to be cleared by the SEC and mailed to the Company’s shareholders as promptly as reasonably practicable following filing with the SEC. The Company agrees to consult with Parent prior to responding to SEC comments with respect to the preliminary Company Proxy Statement. Each of Parent, Merger Sub, and the Company agree to correct any information provided by it for use in the Company Proxy Statement which shall have become false or misleading and the Company shall promptly prepare and mail to its shareholders an amendment or supplement setting forth such correction. The Company shall as soon as reasonably practicable: (i) notify Parent of the receipt of any comments from the SEC with respect to the Company Proxy Statement and any request by the SEC for any amendment to the Company Proxy Statement or for additional information; and (ii) provide Parent with copies of all written correspondence between the Company and its Representatives, on the one hand, and the SEC, on the other hand, with respect to the Company Proxy Statement.

(e)         Approval by Sole Shareholder of Merger Sub. Immediately following the execution and delivery of this Agreement, Parent, as sole shareholder of Merger Sub, shall adopt this Agreement and approve the Merger.

Section 5.05       Notices of Certain Events. Subject to applicable Law, the Company shall notify Parent and Merger Sub, and Parent and Merger Sub shall notify the Company, promptly of: (a) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement; (b) any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement; and (c) any event, change, or effect between the date of this Agreement and the Effective Time which individually or in the aggregate causes or is reasonably likely to cause or constitute: (i) a material breach of any of its representations, warranties, or covenants contained herein, or (ii) the failure of any of the conditions set forth in ARTICLE VI of this Agreement to be satisfied; provided that the delivery of any notice pursuant to this Section 5.05 shall not cure any breach of, or noncompliance with, any other provision of this Agreement or limit the remedies available to the party receiving such notice.

Section 5.06       Employees; Benefit Plans.

(a)         Comparable Salary and Benefits. During the period commencing at the Effective Time and ending on the date which is twelve (12) months from the Effective Time (or if earlier, the date of the employee’s termination of employment with Parent and its Subsidiaries), and to the extent consistent with the terms of the governing plan documents, Parent shall cause the Surviving Corporation and each of its Subsidiaries, as applicable, to provide the employees of the Company and its Subsidiaries who remain employed immediately after the Effective Time (collectively, the “Company Continuing Employees”) with: (i) an annual base salary or wage level no less than the annual base salary or wage level of such Company Continuing Employee immediately prior to the Closing, (ii) annual target bonus opportunities (excluding equity-based compensation) no less than the annual target bonus opportunities (excluding equity compensation) of such Company Continuing Employee immediately prior to the Closing, (iii) severance compensation and benefits entitlements or protections set forth on Section 5.06(a) of the Company Disclosure Letter, and (iv) employee benefits (excluding any retiree health or defined benefit retirement benefits) that are, in the aggregate, no less favorable than the employee benefits (excluding any retiree health or defined benefit retirement benefits) offered by Parent or its Affiliates to similarly situated employees of Parent.

(b)         In the event the Effective Time occurs prior to the payment of bonuses with respect to performance year 2022, then Parent shall cause each Company Continuing Employee to be paid such employee’s 2022 annual bonus, at an amount no less than the amount that would be payable based on (i) actual achievement of applicable performance goals through the Closing Date and (ii) target performance for the period between the Closing Date and December 31, 2022 (each, a “Minimum 2022 Bonus”).  Each Minimum 2022 Bonus (less any applicable withholding Taxes) shall be paid to each Company Continuing Employee no later than March 15, 2023, subject to such Company Continuing Employee’s continued employment through March 15, 2023; provided, however, if any such Company Continuing Employee’s employment is terminated by the Company (or Parent or any of its Affiliates) without “Cause” (within the meaning of such Company Continuing Employee’s employment or other services agreement with the Company as in effect as of immediately prior to the Closing or, if there is no such agreement, within the meaning of the Company Stock Plan), in either event, prior to or on March 15, 2023, then subject to such Company Continuing Employee’s execution and non-revocation of a release of claims, such Company Continuing Employee shall remain entitled to receive such Company Continuing Employee’s 2022 bonus, at an amount no less than the Minimum 2022 Bonus, as promptly as practicable (and in no event later than the next regularly scheduled payroll date) after the effective date of such release. Notwithstanding the foregoing, in no event shall any Minimum 2022 Bonus payable to a Company Continuing Employee exceed the aggregate amount received by such Company Continuing Employee in respect of such Company Continuing Employee’s performance in the fiscal year ended December 31, 2021.

(c)         Continuation of Health and Welfare Plans. Parent shall use commercially reasonable efforts to assure the Company continues all health and welfare benefit plans of the Company in existence at the Closing through the end of the current applicable plan or policy years (i.e., April 30, 2023) without a change in benefits offered or premiums charged to employees.  Following the end of such current plan or policy year (the date following the end of such year, the “Benefits Transition Date”), Company employees shall be entitled to participate in the health and welfare plans of the Parent (collectively, “Parent Benefit Plans”) in the same manner as offerings to similarly situated employees of the Parent.  Subject to the terms of the governing plan documents, Parent shall, or shall cause its Affiliate to, credit all service of the Company Continuing Employees with the Company or any of its Subsidiaries, as the case may be as if such service were with Parent or its Affiliate, for purposes of eligibility to participate (but not for purposes of vesting or benefit accrual, except for vacation, if applicable) for full or partial years of service in any Parent Benefit Plan in which such Company Continuing Employees may be eligible to participate as contemplated by the preceding sentence; provided, that such service shall not be credited to the extent that: (i) such crediting would result in a duplication of benefits; or (ii) such service was not credited under the corresponding Company Employee Plan. In addition and without limiting the generality of the foregoing, following the Benefits Transition Date, Parent shall use its reasonable best efforts to ensure that (A) each Company Continuing Employee shall be immediately eligible to participate, without any waiting time, in any and all Parent Benefit Plans to the extent that coverage under any such Parent Benefit Plan is comparable to a Company Employee Plan in which such Company Continuing Employee participated immediately prior to the Benefits Transition Date and (B) for purposes of each Parent Benefit Plan providing medical, dental, pharmaceutical or vision benefits to any Company Continuing Employee, all eligibility waiting periods, pre-existing condition exclusions and actively-at-work requirements of such Parent Benefit Plan to be waived for such employee and his or her covered dependents, unless such conditions would not have been waived under the comparable Company Employee Plan, and Parent shall cause any eligible expenses incurred by such employee and his or her covered dependents during the portion of the plan year of the Company Employee Plan to be taken into account under such Parent Benefit Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such Parent Benefit Plan.

(d)         Termination of Company 401(k) Plan.  Company shall take all actions necessary to terminate, effective no later than the day prior to the Effective Time but contingent on the occurrence of  the Closing, the Company 401(k) Plan. As soon as administratively feasible after the Closing Date, the Company Continuing Employees shall be eligible to participate in the Parent 401(k) Plan on the same terms and conditions applicable to employees of Parent or any of its subsidiaries.  In addition, Parent shall take all such reasonable actions, to the extent allowable by Law, to distribute the benefits of participants and beneficiaries in liquidation of the Company 401(k) Plan.  Further, Parent shall use its best efforts, to the extent allowable by Law, to permit a Company Continuing Employee with an outstanding loan under the Company 401(k) Plan, to rollover such outstanding loan balance to the Parent 401(k) Plan, provided, however, that the Company Continuing Employee may transfer such loan only if such loan is not in default and such Company Continuing Employee elects to rollover his/her entire account balance under the Company 401(k) Plan to the Parent 401(k) Plan.

(e)         Employees Not Third-Party Beneficiaries. This Section 5.06 shall be binding upon and inure solely to the benefit of each of the parties to this Agreement, and nothing in this Section 5.06, express or implied, shall confer upon any Company Employee, any beneficiary, or any other Person any rights or remedies of any nature whatsoever under or by reason of this Section 5.06. Nothing contained herein, express or implied: (i) shall be construed to establish, amend, or modify any benefit plan, program, agreement, or arrangement; (ii) shall alter or limit the ability of the Surviving Corporation, Parent, or any of their respective Affiliates to amend, modify, or terminate any benefit plan, program, agreement, or arrangement at any time assumed, established, sponsored, or maintained by any of them; or (iii) shall prevent the Surviving Corporation, Parent, or any of their respective Affiliates from terminating the employment of any Company Continuing Employee following the Effective Time. The parties hereto acknowledge and agree that the terms set forth in this Section 5.06 shall not create any right in any Company Employee or any other Person to any continued employment with the Surviving Corporation, Parent, or any of their respective Subsidiaries or compensation or benefits of any nature or kind whatsoever, or otherwise alters any existing at-will employment relationship between any Company Employee and the Surviving Corporation.

Section 5.07       Directors’ and Officers’ Indemnification and Insurance.

(a)         Indemnification. Parent and Merger Sub agree that all rights to indemnification, advancement of expenses, and exculpation by the Company now existing in favor of each Person who is now, or has been at any time prior to the date hereof or who becomes prior to the Effective Time an officer or director of the Company or any of its Subsidiaries (each an “Indemnified Party”) as provided in the Charter Documents of the Company, in each case as in effect on the date of this Agreement, or pursuant to any other Contracts in effect on the date hereof and disclosed in Section 5.07(a) of the Company Disclosure Letter, shall be assumed by the Surviving Corporation in the Merger, without further action, at the Effective Time and shall survive the Merger and shall remain in full force and effect in accordance with their terms. For a period of six (6) years from the Effective Time, the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, cause the Charter Documents of the Surviving Corporation to contain provisions with respect to indemnification, advancement of expenses, and exculpation that are at least as favorable to the Indemnified Parties as the indemnification, advancement of expenses, and exculpation provisions set forth in the Charter Documents of the Company as of the date of this Agreement. During such six (6)-year period, such provisions may not be repealed, amended or otherwise modified in any manner except as required by applicable Law.

(b)         Insurance. The Surviving Corporation shall, and Parent shall cause the Surviving Corporation to: (i) obtain as of the Effective Time pre-paid “tail” insurance policies with a claims period of six years from the Effective Time with at least the same coverage and amounts and containing terms conditions, retentions and limits of liability that are not less advantageous to the Indemnified Parties, in each case with respect to claims arising out of or relating to events which occurred before or at the Effective Time (including in connection with the transactions contemplated by this Agreement) and Parent shall cause such policy to be maintained in full force and effect, for its full term, and cause all obligations thereunder to be honored by the Surviving Corporation; provided, however, that in no event will the Surviving Corporation be required to expend an annual premium for such coverage in excess of 300% percent of the last annual premium paid by the Company or any of its Subsidiaries for such insurance prior to the date of this Agreement, which amount is set forth in Section 5.07(b) of the Company Disclosure Letter (the “Maximum Premium”). If such insurance coverage cannot be obtained at an annual premium equal to or less than the Maximum Premium, the Surviving Corporation will obtain, and Parent will cause the Surviving Corporation to obtain, the greatest coverage available for a cost not exceeding an annual premium equal to the Maximum Premium.

(c)         Survival. The obligations of Parent, Merger Sub, and the Surviving Corporation under this Section 5.07 shall survive the consummation of the Merger and shall not be terminated or modified in such a manner as to adversely affect any Indemnified Party to whom this Section 5.07 applies without the consent of such affected Indemnified Party (it being expressly agreed that the Indemnified Parties to whom this Section 5.07 applies shall be third party beneficiaries of this Section 5.07, each of whom may enforce the provisions of this Section 5.07).

(d)         Assumption by Successors and Assigns; No Release or Waiver. In the event Parent, the Surviving Corporation or any of their respective successors or assigns: (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity in such consolidation or merger; or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in either such case, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall assume all of the obligations set forth in this Section 5.07. The agreements and covenants contained herein shall not be deemed to be exclusive of any other rights to which any Indemnified Party is entitled, whether pursuant to Law, Contract, or otherwise. Nothing in this Agreement is intended to, shall be construed to, or shall release, waive, or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to the Company or its officers, directors, and employees, it being understood and agreed that the indemnification provided for in this Section 5.07 is not prior to, or in substitution for, any such claims under any such policies.

Section 5.08       Reasonable Best Efforts.

(a)         Governmental and Other Third-Party Approvals; Cooperation and Notification. Upon the terms and subject to the conditions set forth in this Agreement (including those contained in this Section 5.08), each of the parties hereto shall, and shall cause its Subsidiaries to, use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper, or advisable to consummate and make effective, and to satisfy all conditions to, as promptly as reasonably practicable (and in any event no later than the End Date), the Merger and the other transactions contemplated by this Agreement, including: (i) the obtaining of all necessary Permits, waivers, and actions or nonactions from Governmental Authorities and the making of all necessary registrations, filings, and notifications (including filings with Governmental Authorities) and the taking of all steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Authorities; (ii) the obtaining of all necessary consents or waivers from third parties; and (iii) the execution and delivery of any additional instruments necessary to consummate the Merger and to fully carry out the purposes of this Agreement. The Company and Parent shall, subject to applicable Law, promptly: (A) cooperate and coordinate with the other in the taking of the actions contemplated by clauses (i), (ii), and (iii) immediately above; and (B) supply the other with any information that may be reasonably required in order to effectuate the taking of such actions. Each party hereto shall promptly inform the other party or parties hereto, as the case may be, of any communication from any Governmental Authority regarding any of the transactions contemplated by this Agreement. If the Company, on the one hand, or Parent or Merger Sub, on the other hand, receives a request for additional information or documentary material from any Governmental Authority with respect to the transactions contemplated by this Agreement, then it shall use reasonable best efforts to make, or cause to be made, as soon as reasonably practicable and after consultation with the other party, an appropriate response in compliance with such request, and, if permitted by applicable Law and by any applicable Governmental Authority, provide the other party’s counsel with advance notice and the opportunity to attend and participate in any meeting with any Governmental Authority in respect of any filing made thereto in connection with the transactions contemplated by this Agreement. Neither Parent nor the Company shall commit to or agree (or permit any of their respective Subsidiaries to commit to or agree) with any Governmental Authority to stay, toll, or extend any applicable waiting period under the HSR Act or other applicable Antitrust Laws, without the prior written consent of the other (such consent not to be unreasonably withheld, conditioned, or delayed).

(b)         Governmental Antitrust Authorities. Without limiting the generality of the undertakings pursuant to Section 5.08(a) hereof, the parties hereto shall: (i) provide or cause to be provided as promptly as reasonably practicable to Governmental Authorities with jurisdiction over the Antitrust Laws (each such Governmental Authority, a “Governmental Antitrust Authority”) information and documents requested by any Governmental Antitrust Authority as necessary, proper, or advisable to permit consummation of the transactions contemplated by this Agreement, including preparing and filing any notification and report form and related material required under the HSR Act and any additional consents and filings under any other Antitrust Laws as promptly as practicable following the date of this Agreement (provided, that in the case of the filing under the HSR Act, such filing shall be made within ten (10) Business Days of the date of this Agreement) and thereafter to respond as promptly as practicable, but no later than thirty (30) calendar days before the End Date, to any request for additional information or documentary material (a so-called “Second Request”) that may be made under the HSR Act; (ii) respond as promptly as practicable but no later than the End Date to any request for additional information or documentary material that may be made under any other applicable Antitrust Laws; and (iii) subject to the terms set forth in Section 5.08(c) hereof, use their reasonable best efforts to take such actions as are necessary or advisable to obtain prompt approval of the consummation of the transactions contemplated by this Agreement by any Governmental Authority or expiration of applicable waiting periods.

(c)         Actions or Proceedings. In the event that any administrative or judicial action or proceeding is instituted (or threatened to be instituted) by a Governmental Authority or private party challenging the Merger or any other transaction contemplated by this Agreement, or any other agreement contemplated hereby, the Company shall cooperate in all respects with Parent and Merger Sub and shall use its reasonable best efforts to contest and resist any such action or proceeding and to have vacated, lifted, reversed, or overturned any Order, whether temporary, preliminary, or permanent, that is in effect and that prohibits, prevents, or restricts consummation of the transactions contemplated by this Agreement. Notwithstanding anything in this Agreement to the contrary, none of Parent, Merger Sub, or any of their respective Affiliates shall be required to defend, contest, or resist any action or proceeding, whether judicial or administrative, or to take any action to have vacated, lifted, reversed, or overturned any Order, in connection with the transactions contemplated by this Agreement.

(d)         No Divestitures; Other Limitations. Notwithstanding anything to the contrary set forth in this Agreement, none of Parent, Merger Sub, or any of their respective Subsidiaries shall be required to, and the Company may not, without the prior written consent of Parent, become subject to, consent to, or offer or agree to, or otherwise take any action with respect to, any requirement, condition, limitation, understanding, agreement, or Order to: (i) sell, license, assign, transfer, divest, hold separate, or otherwise dispose of any assets, business, or portion of business of the Company, the Surviving Corporation, Parent, Merger Sub, or any of their respective Subsidiaries; (ii) conduct, restrict, operate, invest, or otherwise change the assets, business, or portion of business of the Company, the Surviving Corporation, Parent, Merger Sub, or any of their respective Subsidiaries in any manner; or (iii) impose any restriction, requirement, or limitation on the operation of the business or portion of the business of the Company, the Surviving Corporation, Parent, Merger Sub, or any of their respective Subsidiaries; provided, that if requested by Parent, the Company will become subject to, consent to, or offer or agree to, or otherwise take any action with respect to, any such requirement, condition, limitation, understanding, agreement, or Order so long as such requirement, condition, limitation, understanding, agreement, or Order is only binding on the Company in the event the Closing occurs.

Section 5.09       Public Announcements. The initial press release with respect to this Agreement and the transactions contemplated hereby shall be a release mutually agreed to by the Company and Parent. Thereafter, each of the Company and Parent agrees that no public release, statement, announcement, or other disclosure concerning the Merger and the other transactions contemplated hereby shall be issued by any party without the prior written consent of the other party (which consent shall not be unreasonably withheld, conditioned, or delayed), except as may be required by: (a) applicable Law or rule of Nasdaq, (b) court process, (c) the rules or regulations of any applicable United States securities exchange, or (d) any Governmental Authority to which the relevant party is subject or submits, provided, in each such case, the party making the release, statement, announcement, or other disclosure shall use its reasonable best efforts to allow the other party reasonable time to comment on such release or announcement in advance of such issuance. Notwithstanding the foregoing, the restrictions set forth in this Section 5.09 shall not apply to any release, statement, announcement or other disclosure made with respect to: (i) a Company Adverse Recommendation Change issued or made in compliance with Section 5.03; (ii) any other disclosure issued or made in compliance with Section 5.03; or (iii) the Merger and the other transactions contemplated hereby that is substantially similar (and identical in any material respect) to those in a previous release, statement, announcement, or other disclosure made by the Company or Parent in accordance with this Section 5.09.

Section 5.10       Anti-Takeover Statutes. If any “control share acquisition,” “fair price,” “moratorium,” or other anti-takeover Law becomes or is deemed to be applicable to Parent, the Merger Sub, the Company, the Merger, or any other transaction contemplated by this Agreement, then each of the Company and the Company Board (acting upon the recommendation of the Special Committee) shall grant such approvals and take such actions as are necessary so that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to render such anti-takeover Law inapplicable to the foregoing.

Section 5.11       Section 16 Matters. Prior to the Effective Time, the Company shall take all such steps as may be required to cause to be exempt under Rule 16b-3 promulgated under the Exchange Act any dispositions of shares of Company Common Stock (including derivative securities with respect to such shares) that are treated as dispositions under such rule and result from the transactions contemplated by this Agreement by each director or officer of the Company who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company immediately prior to the Effective Time.

Section 5.12       Stock Exchange Delisting; Deregistration. To the extent requested by Parent, prior to the Effective Time, the Company shall cooperate with Parent and use its reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable Laws and the rules and policies of the Nasdaq to enable the delisting by the Surviving Corporation of the shares of Company Common Stock from the Nasdaq and the deregistration of the shares of Company Common Stock under the Exchange Act as promptly as practicable after the Effective Time, and in any event no more than ten days after the Effective Time.

Section 5.13       Financing.

(a)         No Amendments to Commitment Letter. Subject to the terms and conditions of this Agreement, Parent and Merger Sub will not consent or agree to any amendment, replacement, supplement, or modification of, or any waiver of any provision or remedy pursuant to the Commitment Letter if such amendment, replacement, supplement, modification, or waiver would: (i) reduce the aggregate amount of the net proceeds of the Debt Financing to an amount that, together with Parent’s and Merger Sub’s cash on hand, would be less than an amount reasonably required to consummate the Merger and the other transactions contemplated by this Agreement; (ii) impose new or additional conditions or otherwise expand, amend, or modify any of the conditions to the receipt of the Debt Financing or any other terms to the Debt Financing in a manner that would reasonably be expected to: (A) delay or prevent the Closing Date, or (B) make the timely funding of the Debt Financing, or the satisfaction of the conditions to obtaining the Debt Financing, materially less likely to occur; or (iii) materially adversely impact the ability of Parent to enforce its rights against the other parties to the Commitment Letter or the Debt Financing definitive agreements; provided, that Parent may (without the consent of the Company) amend, replace, supplement, modify, or waive the Commitment Letter: (1) in accordance with any “market flex” provisions thereof, and (2) to add lenders, arrangers, bookrunners, agents, managers, or other Debt Financing Sources that have not executed the Commitment Letter and amend titles, allocations, and the fee arrangements with respect to the existing and additional lenders, arrangers, bookrunners, agents, managers, or Debt Financing Sources, if any such amendment would not reasonably be expected to reduce the aggregate amount of the net proceeds of the Debt Financing to an amount that, together with Parent’s and Merger Sub’s cash on hand, would be less than an amount reasonably required to consummate the Merger and the other transactions contemplated by this Agreement or otherwise prevent or materially delay the consummation of the Merger or the other transactions contemplated by this Agreement. Parent or Merger Sub shall promptly furnish to the Company a copy of any amendment, replacement, supplement, modification, or waiver relating to the Commitment Letter. Any reference in this Agreement to: (x) the “Debt Financing” will include the financing contemplated by the Commitment Letter as amended or modified, and (y) the “Commitment Letter” will include such document as so amended or modified.

(b)         Taking of Necessary Actions. Subject to the terms and conditions of this Agreement (including, without limitation, the right of Parent and Merger Sub to amend, replace, supplement, modify, or waive the Commitment Letter subject to the limitations set forth in Section 5.13(a)), Parent and Merger Sub will each use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper, and advisable to arrange, maintain the effectiveness of, and consummate the Debt Financing on or prior to the Closing Date, on the terms and conditions described in the Commitment Letter, including, but not limited to, using its reasonable best efforts to: (i) maintain in effect the Commitment Letter in accordance with the terms and subject to the conditions thereof and hereof; (ii) negotiate, execute, and deliver definitive agreements with respect to the Debt Financing contemplated by the Commitment Letter on a timely basis on the terms and conditions contemplated by the Commitment Letter; (iii) satisfy on a timely basis all conditions contained in the Commitment Letter on or prior to the Closing Date that are within its control and to comply with all of its obligations pursuant to the Commitment Letter; (iv) upon the satisfaction (or waiver) of all of the conditions set forth in the Commitment Letter, consummate the Debt Financing at or prior to the Closing; and (v) enforce its rights under the Commitment Letter (provided that, notwithstanding anything to the contrary contained in this Agreement, Parent shall not be required to commence any Legal Action against any Debt Financing Source). Parent will fully pay, or cause to be fully paid, all commitment or other fees arising pursuant to the Commitment Letter as and when they become due.

(c)         Information. Parent and Merger Sub shall keep the Company informed on a reasonably current basis of the status of its efforts to arrange the Debt Financing (including providing the Company, upon request, with copies of all definitive agreements related to the Debt Financing), and such other information and documentation available to Parent and Merger Sub as shall be reasonably requested by the Company. Without limiting the generality of the foregoing, Parent and Merger Sub shall give the Company prompt notice in writing: (i) of any material breach, material default, termination, or cancellation by any party to the Commitment Letter or Debt Financing definitive agreements that Parent or Merger Sub becomes aware of, and (ii) of the receipt by Parent or Merger Sub of any written notice from any Debt Financing Source with respect to: (A) any breach, default, termination, or cancellation by any party to the Commitment Letter or Debt Financing definitive agreements; or (B) any dispute or disagreement between or among any parties to the Commitment Letter or Debt Financing definitive agreements with respect to the obligation to fund the Debt Financing or the amount of the Debt Financing to be funded at the Closing.

(d)         Alternative Financing. In the event any portion of the Debt Financing becomes unavailable on the terms and conditions (including any “market flex” provisions) contemplated in the Commitment Letter, and such portion is reasonably required to consummate the Merger and the other transactions contemplated by this Agreement, Parent will promptly notify the Company in writing and Parent will use its reasonable best efforts to, as promptly as practicable following the occurrence of such event, arrange and obtain financing from the same or alternative sources in an amount sufficient to replace any unavailable portion of the Debt Financing that is required to consummate the Merger and the other transactions contemplated by this Agreement on terms, conditions, and cost not materially less favorable in any respect to Parent; provided, that such reasonable best efforts shall not include requiring Parent to pay any additional fees or to increase any interest rates applicable to the Debt Financing in excess of the amount set forth in the Commitment Papers after giving effect to the maximum amount of any “market flex” provisions contained in the Commitment Letter (the “Alternative Financing”). The provisions of this Section 5.13 shall be applicable to the Alternative Financing, and, for the purposes of this Agreement, all references to the Debt Financing shall be deemed to include such Alternative Financing.

Section 5.14       Financing Cooperation.

(a)         Cooperation. From the date of this Agreement to the earlier of the Closing Date and the date this Agreement is terminated in accordance with its terms, the Company shall use its reasonable best efforts, and shall cause each of its Subsidiaries and its and their respective Representatives to use their respective reasonable best efforts, to provide, in each case at Parent’s sole cost and expense as provided below, Parent and Merger Sub with all cooperation reasonably requested by Parent or Merger Sub to assist Parent or Merger Sub in causing the conditions in the Commitment Letter to be satisfied or as is otherwise customary and reasonably requested by Parent or Merger Sub in connection with the Debt Financing.

(b)         Notwithstanding the foregoing: (i) Parent and Merger Sub, as applicable, shall ensure that such requested cooperation does not unreasonably interfere with the ongoing business or operations of the Company and its Subsidiaries; (ii) the Company, any of its Subsidiaries, or any of their respective representatives, shall not, in connection with the Debt Financing: (A) be required to take any action that would result in a violation of applicable Law or breach of any Contract or subject it to actual or potential liability; (B) have any liability under any definitive financing agreement related to the Debt Financing or any related document or other agreement or document related to the Debt Financing, other than any such liability of the Company or its Subsidiaries following the Closing; (C) be required to incur any other liability in connection with the Debt Financing, other than any other liability incurred by the Company and its Subsidiaries following the Closing; or (D) be required to disclose or provide any information the disclosure of which, in the reasonable judgment of the Company supported by outside legal counsel, is restricted by Contract or applicable Law, is subject to attorney-client privilege, or would result in the disclosure of any trade secrets of third parties or violate any obligation of the Company or its Subsidiaries with respect to confidentiality.

(c)         Reimbursement and Indemnification. Parent shall, promptly upon request by the Company following the termination of this Agreement (unless the termination of the Agreement triggers the Company’s obligation to pay the Company Termination Fee pursuant to Section 7.06): (i) reimburse the Company for all reasonable and documented out-of-pocket costs, fees, and expenses, including all reasonable and documented out-of-pocket expenses of outside counsel and other advisors, incurred by the Company, its Subsidiaries, or any of its or their respective Representatives in connection with its cooperation pursuant to this Section 5.14; and (ii) indemnify and hold harmless the Company, its Subsidiaries, and its and their respective Representatives (collectively, the “Financing Indemnitees”) from and against any and all losses suffered or incurred by them in connection with the arrangement of the Debt Financing, any action taken by them pursuant to this Section 5.14, and any information used in connection therewith (other than information provided in writing by the Company or any of its Subsidiaries specifically in connection with its obligations pursuant to this Section 5.14); in each case, except to the extent suffered or incurred as a result of the bad faith, gross negligence, willful misconduct, intentional misrepresentation, or intentional breach of this Agreement or fraud by the Company or any of its Subsidiaries or its or their respective Representatives.  This Section shall survive the consummation of the transactions contemplated hereby and the Closing and any termination of this Agreement, and is intended to benefit, and may be enforced by, the Financing Indemnitees and their respective heirs, executors, estates, personal representatives, successors and assigns, and shall be binding on all successors and permitted assigns of the Parent.

(d)         Logos. The Company hereby consents to the reasonable use of its and its Subsidiaries’ logos and other trademarks in connection with the Debt Financing; provided, that such logos and trademarks are used solely in a manner that is not intended to, and is not reasonably likely to, harm or disparage the Company or any of its Subsidiaries or their reputation.

(e)         Confidentiality. All non-public or other confidential information provided by the Company or any of its Representatives pursuant to this Section 5.14 will be kept confidential in accordance with the Confidentiality Agreement, except that Parent and Merger Sub will be permitted to disclose such information to any Debt Financing Source or prospective Debt Financing Source and other financial institutions that are or may become parties to the Debt Financing (and, in each case, to their respective Representatives) so long as such Persons: (i) agree to be bound by the Confidentiality Agreement as if parties thereto, or (ii) are otherwise subject to other customary confidentiality arrangements, including “click through” confidentiality agreements and confidentiality provisions contained in customary bank books and offering memoranda.

(f)         Parent acknowledges and agrees that, (i) other than the obligations to cooperate expressly set forth in this Section 5.14, none of the Company, its Subsidiaries or their representatives has any responsibility in relation to any financing that Parent or Merger Sub may seek or obtain in connection with the transactions contemplated hereby and (ii) Parent’s obligations under this Agreement are not subject to any conditions regarding any Person’s ability to obtain financing for the consummation of the transactions contemplated by this Agreement.

Section 5.15       Shareholder Litigation. The Company shall immediately advise Parent in writing after becoming aware of any actual or prospective Legal Action (including derivative claims) commenced, or to the Company’s Knowledge threatened, against the Company or any of its directors by any shareholder of the Company (on their own behalf or on behalf of the Company) relating to this Agreement or the transactions contemplated hereby (including the Merger and the other transactions contemplated hereby). The Company shall keep Parent informed regarding any such actual or prospective Legal Action and provide copies of all pleadings and material correspondence relating thereto. The Parent shall have the opportunity to participate in the defense and settlement of any such shareholder litigation, and the Company shall: (a) keep Parent apprised on a prompt basis of proposed strategy and other significant decisions with respect to any such shareholder litigation, and provide Parent with the opportunity to consult with the Company regarding the defense of any such litigation, which advice the Company shall consider in good faith, and (b) not settle or agree to settle any such shareholder litigation (or disclose any such settlement) without the prior written consent of Parent. Notwithstanding anything to the contrary in this Section 5.15, any matters relating to Dissenting Shares shall be governed by Section 2.03.

Section 5.16       Obligations of Merger Sub. Parent will take all action necessary to cause Merger Sub to perform its obligations under this Agreement and to consummate the Merger on the terms and conditions set forth in this Agreement.

Section 5.17       Resignations. At the written request of Parent, the Company shall cause each director of the Company or any director of any of the Company’s Subsidiaries to resign in such capacity, with such resignations to be effective as of the Effective Time.

Section 5.18       Further Assurances. At and after the Effective Time, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of the Company or Merger Sub, any deeds, bills of sale, assignments, or assurances and to take and do, in the name and on behalf of the Company or Merger Sub, any other actions and things to vest, perfect, or confirm of record or otherwise in the Surviving Corporation any and all right, title, and interest in, to and under any of the rights, properties, or assets of the Company acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

ARTICLE VI
CONDITIONS

Section 6.01       Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of each party to this Agreement to effect the Merger is subject to the satisfaction or waiver (where permissible pursuant to applicable Law) on or prior to the Closing of each of the following conditions:

(a)         Company Shareholder Approval. The Requisite Shareholder Approval shall have been obtained in accordance with applicable Law and the Charter Documents of the Company and, if obtained by the Shareholder Written Consent, the Company Information Statement shall have been cleared by the SEC and mailed to the Company’s shareholders (in accordance with Regulation 14C under the Exchange Act) at least 20 days prior to the Closing.

(b)         Regulatory Approvals. The waiting period applicable to the consummation of the Merger under the HSR Act (or any extension thereof) shall have expired or been terminated and all required filings have been made and all required approvals obtained (or waiting periods expired or terminated) under applicable Antitrust Laws.

(c)         No Injunctions, Restraints, or Illegality. No Governmental Authority having jurisdiction over any party hereto shall have enacted, issued, promulgated, enforced, or entered any Laws or Orders, whether temporary, preliminary, or permanent, that make illegal, enjoin, or otherwise prohibit consummation of the Merger or the other transactions contemplated by this Agreement.

(d)         Governmental Consents. All consents, approvals and other authorizations of any Governmental Authority set forth in Section 6.01(d) of the Company Disclosure Letter and required to consummate the Merger and the other transactions contemplated by this Agreement (other than the filing of the Articles of Merger with the Department of State of the State of Florida) shall have been obtained, free of any condition that would reasonably be expected to have a Company Material Adverse Effect or a material adverse effect on Parent’s and Merger Sub’s ability to consummate the transactions contemplated by this Agreement.

(e)         Payoff Letters. The Company shall have delivered to Parent and Merger Sub customary and executed payoff letters, Lien releases, and other instruments of discharge or termination, in form and substance satisfactory to Parent and Merger Sub, so as to allow, as of the Closing, for the payoff, release, discharge, or termination, as applicable, of all of the Specified Indebtedness and associated Liens and guaranteed obligations with respect thereto.

Section 6.02       Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger are also subject to the satisfaction or waiver (where permissible pursuant to applicable Law) by Parent and Merger Sub on or prior to the Closing of the following conditions:

(a)         Representations and Warranties. (i) The representations and warranties of the Company (other than in Section 3.01(a), Section 3.03(a), Section 3.03(b), Section 3.03(d), Section 3.03(e), Section 3.05(a), Section 3.10, and Section 3.21 (collectively, the “Fundamental Representations”)) set forth in ARTICLE III of this Agreement shall be true and correct in all respects (without giving effect to any limitation indicated by the words “Company Material Adverse Effect,” “in all material respects,” “in any material respect,” “material,” or “materially”) as of the date of this Agreement and as of the Closing Date, as if made at and as of such date (except those representations and warranties that address matters only as of a particular date, which shall be true and correct in all respects as of that date), except where the failure of such representations and warranties to be so true and correct would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect; (ii) the representations and warranties of the Company contained in Section 3.02 shall be true and correct (other than de minimis inaccuracies) as of the date of this Agreement and as of the Closing Date, as if made at and as of such date (except those representations and warranties that address matters only as of a particular date, which shall be true and correct in all material respects as of that date); and (iii) the Fundamental Representations shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date, as if made at and as of such date (except those representations and warranties that address matters only as of a particular date, which shall be true and correct in all respects as of that date).

(b)         Performance of Covenants. The Company shall have performed in all material respects all obligations, and complied in all material respects with the agreements and covenants, in this Agreement required to be performed by or complied with by it at or prior to the Closing.

(c)         Company Material Adverse Effect. Since the date of this Agreement, there shall not have been any Company Material Adverse Effect or any event, change, or effect that would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

 (d)        Officers Certificate. Parent will have received a certificate, signed by the chief executive officer or chief financial officer of the Company, certifying as to the matters set forth in Section 6.02(a), Section 6.02(b), and Section 6.02(c) hereof.

(e)         Closing of Other Transactions. Both the Star Brite International Transaction and the Real Estate Transaction shall either (i) have closed, or (ii) had all conditions to the closings thereof satisfied or waived by the parties thereto.

Section 6.03       Conditions to Obligation of the Company. The obligation of the Company to effect the Merger is also subject to the satisfaction or waiver by the Company on or prior to the Closing of the following conditions:

(a)         Representations and Warranties. The representations and warranties of Parent and Merger Sub set forth in ARTICLE IV of this Agreement shall be true and correct in all respects (without giving effect to any limitation indicated by the words “material adverse effect,” “in all material respects,” “in any material respect,” “material,” or “materially”) as of the date of this Agreement and as of the Closing Date, as if made at and as of such date (except those representations and warranties that address matters only as of a particular date, which shall be true and correct in all respects as of that date), except where the failure of such representations and warranties to be so true and correct would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on Parent’s and Merger Sub’s ability to consummate the transactions contemplated by this Agreement.

(b)         Performance of Covenants. Parent and Merger Sub shall have performed in all material respects all obligations, and complied in all material respects with the agreements and covenants, of this Agreement required to be performed by or complied with by them at or prior to the Closing.

(c)         Officers Certificate. The Company will have received a certificate, signed by an officer of Parent, certifying as to the matters set forth in Section 6.03(a) and Section 6.03(b).

Section 6.04       Frustration of Closing Conditions. Neither the Company, Parent, or Merger Sub may rely, as a basis for not consummating the Merger or the other transactions contemplated by this Agreement, on the failure of any condition set forth in Section 6.01, Section 6.02, or Section 6.03, as the case may be, to be satisfied if such failure was caused by such party’s breach in any material respect of any provision of this Agreement.

ARTICLE VII
TERMINATION, AMENDMENT, AND WAIVER

Section 7.01       Termination by Mutual Consent. This Agreement may be terminated at any time prior to the Closing (whether before or after the receipt of the Requisite Shareholder Approval) by the mutual written consent of Parent, Merger Sub, and the Company.

Section 7.02       Termination by Either Parent or the Company. This Agreement may be terminated by either Parent or the Company at any time prior to the Closing (whether before or after the receipt of the Requisite Shareholder Approval):

(a)         if the Merger has not been consummated on or before September 30, 2022 (the “End Date”); provided, however, that the right to terminate this Agreement pursuant to this Section 7.02(a) shall not be available to any party whose breach of any representation, warranty, covenant, or agreement set forth in this Agreement has been a primary contributing cause of, or was a primary contributing factor that resulted in, the failure of the Merger to be consummated on or before the End Date;

(b)         if any Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced, or entered any Law or Order making illegal, permanently enjoining, or otherwise permanently prohibiting the consummation of the Merger or the other transactions contemplated by this Agreement, and such Law or Order shall have become final and non-appealable; provided, however, that the right to terminate this Agreement pursuant to this Section 7.02(b) shall not be available to any party whose breach of any representation, warranty, covenant, or agreement set forth in this Agreement has been a primary contributing cause of, or was a contributing factor that resulted in, the issuance, promulgation, enforcement, or entry of any such Law or Order; or

(c)         if this Agreement has been submitted to the shareholders of the Company for adoption at a duly convened Company Shareholders Meeting and the Requisite Shareholder Approval shall not have been obtained at such meeting (unless such Company Shareholders Meeting has been adjourned or postponed, in which case at the final adjournment or postponement thereof).

Section 7.03       Termination by Parent. This Agreement may be terminated by Parent at any time prior to the Closing:

(a)         if: (i) (A) a Company Adverse Recommendation Change shall have occurred pursuant to 5.03(d) or the Company shall have approved or adopted, or recommended the approval or adoption of, any Company Acquisition Agreement or (B) a Company Adverse Recommendation Change shall have occurred pursuant to Section 5.03(e); or (ii) the Company shall have breached or failed to perform in any material respect any of its covenants and agreements set forth in Section 5.03 or Section 5.04;

(b)         if there shall have been a breach of any representation, warranty, covenant, or agreement on the part of the Company set forth in this Agreement such that the conditions to the Closing of the Merger set forth in Section 6.02(a) or Section 6.02(b), as applicable, would not be satisfied and, such breach is incapable of being cured by the End Date; or, if capable of being cured by the End Date, shall not have been cured prior to the earlier of (i) thirty (30) days after written notice thereof is given by Parent to the Company; or (ii) the End Date; provided further, that Parent shall not have the right to terminate this Agreement pursuant to this Section 7.03(b) if Parent or Merger Sub is then in material breach of any representation, warranty, covenant, or obligation hereunder;

 (c)        if holders of more than ten percent (10%) of the outstanding fully diluted shares of Company Common Stock as of immediately prior to the Effective Time, in the aggregate, shall have exercised the statutory appraisal rights of such shares in accordance with Sections 607.1301-607.1333 of FBCA; or

(d)         the Shareholder Written Consent has not been executed and delivered to Parent within the Written Consent Delivery Period.

Section 7.04       Termination by the Company. This Agreement may be terminated by the Company at any time prior to the Closing:

(a)         if prior to the receipt of the Requisite Stockholder Approval, the Company Board (acting upon the recommendation of the Special Committee) authorizes the Company, to the extent permitted by and subject to full compliance with the applicable terms and conditions of this Agreement, including Section 5.03 hereof, to enter into a Company Acquisition Agreement (other than an Acceptable Confidentiality Agreement) in respect of a Superior Proposal; provided, that the Company shall have paid any amounts due pursuant to Section 7.06(b) hereof in accordance with the terms, and at the times, specified therein; and provided further, that in the event of such termination, the Company substantially concurrently enters into such Company Acquisition Agreement;

(b)         if there shall have been a breach of any representation, warranty, covenant or agreement on the part of Parent or Merger Sub set forth in this Agreement such that the conditions to the Closing of the Merger set forth in Section 6.03(a) or Section 6.03(b), as applicable, would not be satisfied and, in either such case, such breach is incapable of being cured by the End Date; or, if capable of being cured by the End Date, shall not have been cured prior to the earlier of (i) thirty (30) days after written notice thereof is given by the Company to Parent or (ii) the End Date; provided further, that the Company shall not have the right to terminate this Agreement pursuant to this Section 7.04(b) if the Company is then in material breach of any representation, warranty, covenant, or obligation hereunder; or

(c)         if by the date that is sixty (60) days from the date hereof, Parent has failed to confirm in writing to the Company that it has available cash in an amount which, together with the Debt Financing, is required to pay the Merger Consideration; provided, however, that the right to terminate this Agreement under this Section 7.04(c) shall not be available to the Company (i) if the Company is then in material breach of any of its representations, warranties, covenants or agreements in this Agreement and (ii) unless the conditions to Closing set forth in Sections 6.01 and 6.02 are satisfied or waived by the parties thereto, other than any condition the failure of which to be satisfied is a result of a breach by Parent or Merger Sub in any material respect of any provision of this Agreement.

Section 7.05       Notice of Termination; Effect of Termination. The party desiring to terminate this Agreement pursuant to this ARTICLE VII (other than pursuant to Section 7.01) shall deliver written notice of such termination to each other party hereto specifying with particularity the reason for such termination, and any such termination in accordance with this Section 7.05 shall be effective immediately upon delivery of such written notice to the other party. If this Agreement is terminated pursuant to this ARTICLE VII, it will become void and of no further force and effect, with no liability on the part of any party to this Agreement (or any shareholder, director, officer, employee, agent, or Representative of such party) to any other party hereto, except: (a) with respect to Section 5.02(b), this Section 7.05, Section 7.06, and ARTICLE VIII (and any related definitions contained in any such Sections or Article), which shall remain in full force and effect; and (b) with respect to any liabilities or damages incurred or suffered by a party, to the extent such liabilities or damages were the result of fraud or the breach by another party of any of its representations, warranties, covenants, or other agreements set forth in this Agreement.

Section 7.06       Fees and Expenses Following Termination.

(a)         If this Agreement is terminated by Parent pursuant to Section 7.03(a), then the Company shall pay to Parent (by wire transfer of immediately available funds), within five (5) Business Days after such termination, a fee in an amount equal to the Company Termination Fee.

(b)         If this Agreement is terminated by the Company pursuant to Section 7.04(a), then the Company shall pay to Parent (by wire transfer of immediately available funds), at or prior to such termination, the Company Termination Fee.

(c)         If this Agreement is terminated: (i) by Parent pursuant to Section 7.03(b), provided, that the Requisite Shareholder Approval shall not have been obtained at the Company Shareholders Meeting (including any adjournment or postponement thereof); or (ii) by the Company or Parent pursuant to (A) Section 7.02(a) hereof and provided, that the Requisite Shareholder Approval shall not have been obtained at the Company Shareholders Meeting (including any adjournment or postponement thereof), or (B) Section 7.02(c) hereof and in the case of clauses (i) and (ii) immediately above: (1) prior to such termination (in the case of termination pursuant to Section 7.02(a) or Section 7.03(b)) or the Company Shareholders Meeting (in the case of termination pursuant to Section 7.02(c)), a Takeover Proposal shall have been publicly disclosed or otherwise made or communicated to the Company or the Company Board or the Special Committee, and not withdrawn, and (2) within twelve (12) months following the date of such termination of this Agreement the Company shall have entered into a definitive agreement with respect to any Takeover Proposal, or any Takeover Proposal shall have been consummated (in each case whether or not such Takeover Proposal is the same as the original Takeover Proposal made, communicated, or publicly disclosed), then in any such event the Company shall pay to Parent (by wire transfer of immediately available funds), immediately prior to and as a condition to consummating such transaction, the Company Termination Fee (it being understood for all purposes of this Section 7.06(c), all references in the definition of Takeover Proposal to “25%” shall be deemed to be references to “50%” instead).

(d)         If this Agreement is terminated by the Company pursuant to Section 7.04(c), then as promptly as practicable after the date of such termination, but in no event later than two (2) Business Days immediately following the date of such termination, Parent shall pay or cause to be paid to the Company the Parent Termination Fee in cash in immediately available funds.

(e)         The parties acknowledges and hereby agrees that the provisions of this Section 7.06 are an integral part of the transactions contemplated by this Agreement (including the Merger), and that, without such provisions, neither the Company, Parent nor Merger Sub would have entered into this Agreement. If the Company or Parent shall fail to pay in a timely manner the amounts due pursuant to this Section 7.06, and, in order to obtain such payment, the Company or Parent, as the case may be, makes a claim against the Company or Parent that results in a judgment against the Company or Parent, the Company or Parent, as the case may be, shall pay to the other party the reasonable costs and expenses of the Company or Parent, as the case may be, including its reasonable out-of-pocket attorneys’ fees and expenses, incurred or accrued in connection with such suit, together with interest on the amounts set forth in this Section 7.06 at the prime rate as published in The Wall Street Journal in effect on the date such payment was required to be made through the date such payment was actually received, or a lesser rate that is the maximum permitted by applicable Law. The parties acknowledge and agree that: (i) the right to receive the Company Termination Fee or Parent Termination Fee, as the case may be, under this Agreement shall not limit or otherwise affect the Company’s, Parent’s or Merger Sub’s right to specific performance as provided in Section 8.12; and (ii) in no event shall the Company or the Parent be obligated to pay the Company Termination Fee or the Parent Termination Fee, as the case may be, on more than one occasion.

(f)         Except as expressly set forth in this Section 7.06, all Expenses incurred in connection with this Agreement and the transactions contemplated hereby will be paid by the party incurring such Expenses; provided, however, that Parent and the Company shall be equally responsible for all filing fees incurred in connection with the HSR Act or any other Antitrust Law in connection with the consummation of the transactions contemplated by this Agreement.

Section 7.07       Amendment. At any time prior to the Effective Time, this Agreement may be amended or supplemented in any and all respects, whether before or after receipt of the Requisite Shareholder Approval, by written agreement signed by each of the parties hereto (and, in the case of the Company, the Special Committee); provided, however, that following the receipt of the Requisite Shareholder Approval, there shall be no amendment or supplement to the provisions of this Agreement which by Law would require further approval by the holders of Company Common Stock without such approval.

Section 7.08       Extension; Waiver. At any time prior to the Effective Time, Parent or Merger Sub, on the one hand, or the Company (acting with the Special Committee’s consent), on the other hand, may: (a) extend the time for the performance of any of the obligations of the other party(ies); (b) waive any inaccuracies in the representations and warranties of the other party(ies) contained in this Agreement or in any document delivered under this Agreement; or (c) unless prohibited by applicable Law, waive compliance with any of the covenants, agreements, or conditions contained in this Agreement. Any agreement on the part of a party to any extension or waiver will be valid only if set forth in an instrument in writing signed by such party. The failure of any party to assert any of its rights under this Agreement or otherwise will not constitute a waiver of such rights.

ARTICLE VIII
MISCELLANEOUS

Section 8.01       Interpretation; Construction.

(a)         The table of contents and headings herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof. Where a reference in this Agreement is made to a Section, Exhibit, Article, or Schedule, such reference shall be to a Section of, Exhibit to, Article of, or Schedule of this Agreement unless otherwise indicated. Unless the context otherwise requires, references herein: (i) to an agreement, instrument, or other document means such agreement, instrument, or other document as amended, supplemented, and modified from time to time to the extent permitted by the provisions thereof; and (ii) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. Whenever the words “include,” “includes,” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation,” and the word “or” is not exclusive. The word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and does not simply mean “if.” A reference in this Agreement to $ or dollars is to U.S. dollars. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. The words “hereof,” “herein,” “hereby,” “hereto,” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. References to “this Agreement” shall include the Company Disclosure Letter. References to “made available” or “provided to” (or words of similar import) when referring to any document or information being made available by the Company to Parent or Merger Sub shall mean posted to the electronic data room established in respect to the Merger at least two (2) Business Days prior to the date of this Agreement.

(b)        The parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

Section 8.02       Survival. None of the representations and warranties contained in this Agreement or in any instrument delivered under this Agreement will survive the Effective Time. This Section 8.02 does not limit any covenant or agreement of the parties contained in this Agreement which, by its terms, contemplates performance after the Effective Time. The Confidentiality Agreement will survive termination of this Agreement in accordance with its terms.

Section 8.03       Governing Law. This Agreement, and all Legal Actions (whether based on contract, tort, or statute) arising out of, relating to, or in connection with this Agreement or the actions of any of the parties hereto in the negotiation, administration, performance, or enforcement hereof, shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of Laws of any jurisdiction other than those of the State of Delaware. Notwithstanding the foregoing, (a) the FBCA shall apply to the Merger to the extent the applicability thereof is required under the laws of the State of Florida, and (b) any right or obligation with respect to any Debt Financing Source in connection with this Agreement, the Debt Financing, the Commitment Papers and the transactions contemplated hereby and thereby, and any and all Legal Actions (whether based on contract, tort, or statute) arising out of, relating to, or in connection therewith or arising thereunder, shall be governed by and construed in accordance with the law of the State of New York.

Section 8.04       Submission to Jurisdiction. Each of the parties hereto irrevocably agrees that any Legal Action with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by any other party hereto or its successors or assigns shall be brought and determined exclusively in the Court of Chancery of the State of Delaware, or in the event (but only in the event) that such court does not have subject matter jurisdiction over such Legal Action, in any state or federal court within the State of Delaware; provided that, notwithstanding anything to the contrary contained herein, each party hereto hereby submits itself to the exclusive jurisdiction of the Supreme Court of the State of New York sitting in the Borough of Manhattan in the City of New York and the United States District Court for the Southern District of New York and any appellate courts thereof with respect to any suit, action or proceeding against any Debt Financing Source in connection with this Agreement, the Debt Financing, the Commitment Papers and the transactions contemplated hereby and thereby, whether at law or in equity and whether in tort, contract or otherwise, and hereby agrees that it will not bring or support any such suit, action or proceeding in any other forum. Each of the parties hereto agrees that mailing of process or other papers in connection with any such Legal Action in the manner provided in Section 8.06 or in such other manner as may be permitted by applicable Laws, will be valid and sufficient service thereof. Each of the parties hereto hereby irrevocably submits with regard to any such Legal Action for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any Legal Action relating to this Agreement or any of the transactions contemplated by this Agreement in any court or tribunal other than the aforesaid courts. Each of the parties hereto hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim, or otherwise, in any Legal Action with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder: (a) any claim that it is not personally subject to the jurisdiction of the above named courts for any reason other than the failure to serve process in accordance with this Section 8.04; (b) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise); and (c) to the fullest extent permitted by the applicable Law, any claim that (i) the suit, action, or proceeding in such court is brought in an inconvenient forum, (ii) the venue of such suit, action, or proceeding is improper, or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

Section 8.05       Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, THE DEBT FINANCING OR ANY OF THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING IN ANY ACTION, PROCEEDING OR COUNTERCLAIM AGAINST ANY DEBT FINANCING SOURCE. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT: (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION; (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER; (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY; AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.05.

Section 8.06       Notices. All notices, requests, consents, claims, demands, waivers, and other communications hereunder shall be in writing and shall be deemed to have been given upon the earlier of actual receipt or (a) when delivered by hand (providing proof of delivery); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); or (c) on the date sent by email if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient. Such communications must be sent to the respective parties at the following addresses (or to such other Persons or at such other address for a party as shall be specified in a written notice given in accordance with this Section 8.06):

If to Parent or Merger Sub, to:	OneWater Marine Inc.
6275 Lanier Islands Parkway
Buford, Georgia 30518
	Attention:	Jack Ezzell
Jeff Huntley
Email:

with a copy (which shall not constitute
notice) to:	Butler Snow LLP
1020 Highland Colony Parkway
Suite 1400
Ridgeland, Mississippi 39158-6010
	Attention:	Robert B. Harwell; Jim Lawless
Email:

Vinson & Elkins LLP
845 Texas Avenue
Suite 4700
Houston, TX 77002
	Attention:	Stephen M. Gill; Katherine Terrell Frank
Email:

If to the Company, to:	Ocean Bio-Chem, Inc.
4041 S.W. 47th Avenue
Fort Lauderdale, Florida 33314
	Attention:	Peter G. Dornau
Gregor M. Dornau
Email:

with a copy (which shall not constitute
notice) to:	Morgan, Lewis & Bockius LLP
1701 Market Street
Philadelphia, Pennsylvania 19103-2921
	Attention:	Justin W. Chairman
Email:

Section 8.07       Entire Agreement. This Agreement (including all exhibits, annexes, and schedules referred to herein), the Company Disclosure Letter, and the Confidentiality Agreement constitute the entire agreement among the parties with respect to the subject matter of this Agreement and supersede all other prior agreements and understandings, both written and oral, among the parties to this Agreement with respect to the subject matter of this Agreement. In the event of any inconsistency between the statements in the body of this Agreement, the Confidentiality Agreement, and the Company Disclosure Letter (other than an exception expressly set forth as such in the Company Disclosure Letter), the statements in the body of this Agreement will control.

Section 8.08       No Third-Party Beneficiaries. This Agreement is for the sole benefit of the parties hereto and their permitted assigns and respective successors and nothing herein, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit, or remedy of any nature whatsoever under or by reason of this Agreement, except that, if the Effective Time occurs: (a) the holders of Company Common Stock shall have rights to receive the Merger Consideration, and (b) the Indemnified Parties shall have rights as set forth in Section 5.07. Notwithstanding anything to the contrary contained herein, each Debt Financing Source is intended to be, and shall be, an express third-party beneficiary of this Section 8.08 and Section 8.03, Section 8.04, Section 8.05, Section 8.10, Section 8.13 and Section 8.14.

Section 8.09       Severability. In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, or incapable of being enforced under any applicable Law, the remainder of this Agreement shall continue in full force and effect and the application of such provision to other Persons or circumstances shall be interpreted so as reasonably to effect the intent of the Parties. The Parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that shall achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

Section 8.10       Assignment. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither Parent or Merger Sub, on the one hand, nor the Company on the other hand, may assign its rights or obligations hereunder without the prior written consent of the other party (Parent in the case of Parent and Merger Sub), which consent shall not be unreasonably withheld, conditioned, or delayed; provided, however, that (i) prior to the Effective Time, Merger Sub may, without the prior written consent of the Company, assign all or any portion of its rights under this Agreement to Parent or to one or more of Parent’s direct or indirect wholly owned subsidiaries; and (ii) Parent or Merger Sub may assign its or their rights and obligations hereunder to any Person (including any Debt Financing Source) as collateral security. No assignment shall relieve the assigning party of any of its obligations hereunder.

Section 8.11      Remedies Cumulative. Except as otherwise provided in this Agreement, any and all remedies expressly conferred upon a party to this Agreement will be cumulative with, and not exclusive of, any other remedy contained in this Agreement, at Law, or in equity. The exercise by a party to this Agreement of any one remedy will not preclude the exercise by it of any other remedy.

Section 8.12       Specific Performance.

(a)         The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to an injunction or injunctions to prevent breaches or threatened breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof, in addition to any other remedy to which they are entitled at Law or in equity. For the avoidance of doubt, notwithstanding anything else in this Agreement, in no event shall specific performance of Parent’s or Merger Sub’s obligation to consummate the Merger survive any termination of this Agreement.

 (b)        Each party further agrees that: (i) no such party will oppose the granting of an injunction or specific performance as provided herein on the basis that the other party has an adequate remedy at law or that an award of specific performance is not an appropriate remedy for any reason at law or equity; (ii) no such party will oppose the specific performance of the terms and provisions of this Agreement; and (iii) no other party or any other Person shall be required to obtain, furnish, or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 8.12, and each party irrevocably waives any right it may have to require the obtaining, furnishing, or posting of any such bond or similar instrument.

Section 8.13       Debt Financing Sources (Limitation on Liability). Notwithstanding anything herein to the contrary, the parties hereto (in each case, on behalf of themselves and their respective Subsidiaries and controlled Affiliates and each officer, director, employee, member, manager, partner, controlling person, advisor, attorney, agent and representative of any of the foregoing Persons):

(a)         hereby agree that no Debt Financing Source shall have any liability hereunder (whether in contract or in tort, in law or in equity, or granted by statute) for any Legal Action, obligations, or losses arising under, out of, in connection with, or related in any manner to this Agreement or based on, in respect of or by reason of this Agreement, the Debt Financing, the Commitment Papers or the transactions contemplated hereby and thereby or its negotiation, execution, performance, or breach (provided that nothing in this Section 8.13 shall limit the liability or obligations of the Debt Financing Sources under the Commitment Papers or any definitive agreements with respect to the Debt Financing);

(b)         hereby waive any claims or rights against any Debt Financing Source relating to or arising out of this Agreement, the Debt Financing, the Commitment Papers and the transactions contemplated hereby and thereby, whether at law or in equity and whether in tort, contract or otherwise;

(c)         hereby agree not to bring or support any Legal Action against any Debt Financing Source in connection with this Agreement, the Debt Financing, the Commitment Papers and the transactions contemplated hereby and thereby, whether at law or in equity and whether in tort, contract or otherwise;

(d)         hereby agree to cause any Legal Action asserted against any Debt Financing Source by or on behalf of the Company, Merger Sub or any of their Affiliates or any officer, director, employee, member, manager, partner, controlling person, advisor, attorney, agent and representative thereof in connection with this Agreement, the Debt Financing, the Commitment Papers and the transactions contemplated hereby and thereby to be dismissed or otherwise terminated; and

(e)         hereby agree that only Parent (including its permitted successors and assigns under the Commitment Letter) shall be permitted to bring any claim against a Debt Financing Source for failing to satisfy any obligation to fund the Debt Financing pursuant to the terms of the Commitment Letter.

Section 8.14       Debt Financing Sources (Amendment; Extension; Waiver). Notwithstanding Section 7.07 and Section 7.08 above, no amendment or waiver to this Section 8.14 or Section 8.03, Section 8.04, Section 8.05, Section 8.08, Section 8.10, Section 8.13 or a defined term used therein (or to any other provision or definition of this Agreement to the extent that such amendment or waiver would modify the substance of any such foregoing Section or defined term used therein) that is adverse to any Debt Financing Source shall be effective as to such Debt Financing Source without the written consent of such Debt Financing Source.

Section 8.15       Counterparts; Effectiveness. This Agreement may be executed in any number of counterparts, all of which will be one and the same agreement. This Agreement will become effective when each party to this Agreement will have received counterparts signed by all of the other parties.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, THE PARTIES HERETO HAVE CAUSED THIS AGREEMENT TO BE EXECUTED AS OF THE DATE FIRST WRITTEN ABOVE BY THEIR RESPECTIVE OFFICERS THEREUNTO DULY AUTHORIZED.

COMPANY:

OCEAN BIO-CHEM, INC.,
a Florida corporation

By:	/s/ Peter G. Dornau
Name:	Peter G. Dornau
Title:	President and CEO

PARENT:

ONEWATER MARINE INC.,
a Delaware corporation

By:	/s/ Jack Ezzell
Name:	Jack Ezzell
Title:	Chief Financial Officer

MERGER SUB:

OBCMS, INC.,
a Florida corporation

By:	/s/ Jack Ezzell
Name:	Jack Ezzell
Title:	Secretary

[Signature Page to Agreement and Plan of Merger (Project Ocean)]

EXHIBIT A

DEFINITIONS

For purposes of this Agreement, the following terms will have the following meanings when used herein with initial capital letters:

“Acceptable Confidentiality Agreement” means a confidentiality agreement containing substantive terms that are no less restrictive to the counterparty than those contained in the Confidentiality Agreement, except that such confidentiality agreement need not contain any “standstill” or similar provision or otherwise prohibit the making of any Takeover Proposal; provided, further, that such confidentiality agreement shall not prohibit compliance by the Company with any of the provisions of Section 5.03.

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly controls, is controlled by, or is under common control with, such first Person. For the purposes of this definition, “control” (including, the terms “controlling,” “controlled by,” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities, by Contract, or otherwise.

“Affordable Care Act” means the Patient Protection and Affordable Care Act (PPACA), as amended by the Health Care and Education Reconciliation Act (HCERA).

“Agreement” has the meaning set forth in the Preamble.

“Alternative Financing” has the meaning set forth in Section 5.13(d).

“Antitrust Laws” means the Sherman Act of 1890; the Clayton Act of 1914; the Federal Trade Commission Act of 1914; the HSR Act, and all other federal, state, foreign or supranational Laws or Orders in effect from time to time that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

“Articles of Merger” has the meaning set forth in Section 1.03.

“Book-Entry Share” has the meaning set forth in Section 2.01(c).

“Business Day” means any day, other than Saturday, Sunday, or any day on which the SEC or banking institutions located in Atlanta, Georgia are authorized or required by Law or other governmental action to close.

“Cancelled Shares” has the meaning set forth in Section 2.01(a).

“Certificate” has the meaning set forth in Section 2.01(c).

“Charter Documents” has the meaning set forth in Section 3.01(b).

“Closing” has the meaning set forth in Section 1.02.

“Closing Date” has the meaning set forth in Section 1.02.

“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, and as codified in Section 4980B of the Code and Section 601 et. seq. of ERISA.

“Code” means the Internal Revenue Code of 1986, as amended.

“Commitment Letter” has the meaning set forth in Section 4.04(a).

“Commitment Papers” has the meaning set forth in Section 4.04(a).

“Company” has the meaning set forth in the Preamble.

“Company Acquisition Agreement” has the meaning set forth in Section 5.03(a).

“Company Adverse Recommendation Change” means the Special Committee or the Company Board: (a) failing to make, or withdrawing, amending, modifying, or materially qualifying, in a manner adverse to Parent, the Company Board Recommendation; (b) failing to include the Company Board Recommendation in the Company Proxy Statement or Company Information Statement, as applicable, that is mailed to the Company’s shareholders; (c) recommending a Takeover Proposal; (d) failing to recommend against acceptance of any tender offer or exchange offer for the shares of Company Common Stock within ten (10) Business Days after the commencement of such offer; (e) failing to reaffirm (publicly, if so requested by Parent) the Company Board Recommendation within ten (10) Business Days after the date any Takeover Proposal (or material modification thereto) is first publicly disclosed by the Company or the Person making such Takeover Proposal; (f) making any public statement inconsistent with the Company Board Recommendation; or (g) resolving or agreeing to take any of the foregoing actions.

“Company Balance Sheet” has the meaning set forth in Section 3.04(e).

“Company Board” has the meaning set forth in the Recitals.

“Company Board Recommendation” has the meaning set forth in Section 3.03(d).

“Company Common Stock” has the meaning set forth in the Recitals.

“Company Continuing Employees” has the meaning set forth in Section 5.06(a).

“Company Disclosure Letter” has the meaning set forth in the introductory language in ARTICLE III.

“Company Employee” has the meaning set forth in Section 3.12(a).

“Company Employee Plans” has the meaning set forth in Section 3.12(a).

“Company ERISA Affiliate” means all employers, trades, or businesses (whether or not incorporated) that would be treated together with the Company or any of its Subsidiaries as a “single employer” within the meaning of Sections 414(b), (c), (m), or (o) of the Code.

“Company Information Statement” means a written information statement of the type contemplated by Rule 14c-2 under the Exchange Act, and any amendment or supplement thereto, relating to the Shareholder Written Consent, the Merger and this Agreement.

“Company IP” has the meaning set forth in Section 3.07(b).

“Company IP Agreements” means all licenses, sublicenses, consent to use agreements, settlements, coexistence agreements, covenants not to sue, waivers, releases, permissions, and other Contracts, relating to Intellectual Property and to which the Company or any of its Subsidiaries is a party, beneficiary, or otherwise bound, excluding licenses for Off-the-Shelf Software or licenses entered into in the ordinary course of business.

“Company IT Systems” means all software, computer hardware, servers, networks, platforms, peripherals, and similar or related items of automated, computerized, or other information technology networks and systems (including telecommunications networks and systems for voice, data, and video) owned, leased, licensed, or used (including through cloud-based or other third-party service providers) by the Company or any of its Subsidiaries.

“Company Material Adverse Effect”  means any event, circumstance, development, occurrence, fact, condition, effect, or change (each, an “Effect”) that is, individually or in the aggregate, materially adverse to: (a) the business, results of operations, condition (financial or otherwise), or assets of the Company and its Subsidiaries, taken as a whole; or (b) the ability of the Company to consummate the transactions contemplated hereby on a timely basis; provided, however, that, a Company Material Adverse Effect shall not be deemed to include any Effect (alone or in combination) arising out of, relating to, or resulting from: (i) changes generally affecting the economy, financial or securities markets, or political conditions; (ii) the announcement, pendency or consummation of the transactions contemplated by this Agreement (it being understood and agreed that this clause shall not apply with respect to any representation or warranty that is intended to address the consequences of the announcement, pendency or consummation of this Agreement); (iii) any changes in applicable Law or GAAP or other applicable accounting standards, (iv) acts of war or terrorism; (v) natural disasters, epidemics, pandemics, or disease outbreaks (including the COVID-19 virus)/public health emergencies (as declared by the World Health Organization or the Health and Human Services Secretary of the United States), or other force majeure events; (vi) general conditions in the industry in which the Company and its Subsidiaries operate; (vii) any failure, in and of itself, by the Company to meet any internal or published projections, forecasts, estimates, or predictions in respect of revenues, earnings, or other financial or operating metrics for any period (it being understood that any Effect underlying such failure may be deemed to constitute, or be taken into account in determining whether there has been or would reasonably be expected to become, a Company Material Adverse Effect, to the extent permitted by this definition and not otherwise excepted by another clause of this proviso); (viii) any change, in and of itself, in the market price or trading volume of the Company’s securities or in its credit ratings (it being understood that any Effect underlying such change may be deemed to constitute, or be taken into account in determining whether there has been or would reasonably be expected to become, a Company Material Adverse Effect, to the extent permitted by this definition and not otherwise excepted by another clause of this proviso); or (ix) actions taken as required or specifically permitted by the Agreement or actions or omissions taken with Parent’s consent; provided further, however, that any Effect referred to in clauses (i), (iii), (iv), (v), or (vi) immediately above shall be taken into account in determining whether a Company Material Adverse Effect has occurred or would reasonably be expected to occur if it has a disproportionate effect on the Company and its Subsidiaries, taken as a whole, compared to other participants in the industries in which the Company and its Subsidiaries conduct their businesses.

“Company Material Contract” has the meaning set forth in Section 3.15(a).

“Company-Owned IP” means all Intellectual Property owned by the Company or any of its Subsidiaries.

“Company Preferred Stock” has the meaning set forth in Section 3.02(a).

“Company Proxy Statement” means the proxy statement filed by the Company with the SEC in connection with the Requisite Shareholder Approval, including any amendments and supplements thereto.

“Company SEC Documents” has the meaning set forth in Section 3.04(a).

“Company Securities” has the meaning set forth in Section 3.02(b)(ii).

“Company Stock Option” has the meaning set forth in Section 3.02(b)(i).

“Company Stock Plan” means the Ocean Bio-Chem, Inc. 2015 Equity Compensation Plan, as amended.

“Company Shareholders Meeting” means the special meeting of the shareholders of the Company to be held to consider the adoption of this Agreement.

“Company Termination Fee” means $3,375,000.

“Company Subsidiary Securities” has the meaning set forth in Section 3.02(d).

“Confidentiality Agreement” has the meaning set forth in Section 5.02(b).

“Consent” has the meaning set forth in Section 3.03(c).

“Contracts” means any contracts, agreements, licenses, notes, bonds, mortgages, indentures, leases, or other binding instruments or binding commitments, whether written or oral.

“Debt Financing” has the meaning set forth in Section 4.04.

“Debt Financing Sources” means each lender and any other Persons that have committed to provide or have otherwise entered into agreements to provide the Debt Financing or other financings in connection with the transactions contemplated hereby, and any commitment letters, engagement letters, joinder agreements, indentures, credit agreements, or other definitive agreements entered into pursuant thereto or relating thereto, and any arrangers and agents in connection with the Debt Financing, together with each of their former, current and future Affiliates and each of their and such Affiliates’ officers, directors, employees, attorneys, partners (general or limited), controlling parties, advisors, members, managers, accountants, consultants, agents and Representatives and the funding sources of each of the foregoing, and their successors and assigns; provided, however, that the Debt Financing Sources shall not include Parent, Merger Sub, or any of their respective Affiliates.

“Dissenting Shares” has the meaning set forth in Section 2.03.

“EDGAR” has the meaning set forth in Section 3.04(a).

“Effective Time” has the meaning set forth in Section 1.03.

“End Date” has the meaning set forth in Section 7.02(a).

“Environmental Laws” means any applicable Law in effect on the Closing Date, and any Order or binding agreement with any Governmental Authority: (a) relating to pollution (or the cleanup thereof) or the protection of natural resources, endangered or threatened species, worker health or safety, or the environment (including ambient air, soil, surface water or groundwater, or subsurface strata); or (b) concerning the presence of, exposure to, or the management, manufacture, use, containment, storage, recycling, reclamation, reuse, treatment, generation, discharge, transportation, processing, production, disposal or remediation of any Hazardous Materials. The term “Environmental Law” includes, without limitation, the following (including their implementing regulations and any state analogs): the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et. seq.; the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976, as amended by the Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. §§ 6901 et. seq.; the Federal Water Pollution Control Act of 1972, as amended by the Clean Water Act of 1977, 33 U.S.C. §§ 1251 et. seq.; the Toxic Substances Control Act of 1976, as amended, 15 U.S.C. §§ 2601 et seq.; the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. §§ 11001 et. seq.; the Clean Air Act of 1966, as amended by the Clean Air Act Amendments of 1990, 42 U.S.C. §§ 7401 et. seq.; the Occupational Safety and Health Act of 1970, as amended, 29 U.S.C. §§ 651 et. seq.; and the Federal Insecticide, Fungicide, and Rodenticide Act of 1996, as amended, 7 U.S.C. §§ 136 et. seq.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Event” means an effect, event, change, development, circumstance, condition or occurrence.

“Exchange Act” has the meaning set forth in Section 3.03(c).

“Expenses” means, with respect to any Person, all reasonable and documented out-of-pocket fees and expenses (including all fees and expenses of counsel, accountants, financial advisors, and investment bankers of such Person and its Affiliates), incurred by such Person or on its behalf in connection with or related to the authorization, preparation, negotiation, execution, and performance of this Agreement and any transactions related thereto (including costs and expenses related to the Debt Financing), any litigation with respect thereto, the preparation, printing, filing, and mailing of the Company Proxy Statement or Company Information Statement, as applicable, the filing of any required notices under the HSR Act or any other Antitrust Laws, or in connection with other regulatory approvals, and all other matters related to the Merger and the other transactions contemplated by this Agreement.

“FBCA” has the meaning set forth in Section 1.01.

“Fee Letter” has the meaning set forth in Section 4.04(a).

“Financing Indemnitees” has the meaning set forth in Section 5.14(c).

“Fundamental Representations” has the meaning set forth in Section 6.02(a).

“GAAP” has the meaning set forth in Section 3.04(b).

“Governmental Antitrust Authority” has the meaning set forth in Section 5.08(b).

“Governmental Authority” has the meaning set forth in Section 3.03(c).

“Hazardous Substance” means: (a) any material, substance, chemical, waste, product, derivative, compound, mixture, solid, liquid, mineral, or gas, in each case, whether naturally occurring or man-made, that is hazardous, acutely hazardous, toxic, or words of similar import or regulatory effect under Environmental Laws; and (b) any petroleum or petroleum-derived products, radon, radioactive materials or wastes, asbestos in any form, lead or lead-containing materials, urea formaldehyde foam insulation, polychlorinated biphenyls, and per- and polyfluoroalkyl substances.

“HIPAA” means the Health Insurance Portability and Accountability Act of 1996, as amended.

“HSR Act” has the meaning set forth in Section 3.03(c).

“Indemnified Party” has the meaning set forth in Section 5.07(a).

“Intellectual Property” means any and all of the following arising pursuant to the Laws of any jurisdiction throughout the world: (a) trademarks, service marks, trade names, and similar indicia of source or origin, all registrations and applications for registration thereof, and the goodwill connected with the use of and symbolized by the foregoing (“Trademarks”); (b) copyrights and all registrations and applications for registration thereof; (c) trade secrets and know-how; (d) patents and patent applications; and (e) internet domain name registrations.

“Intervening Event” means a material fact or Event that has occurred or arisen after the date of this Agreement, that was not known to the Company Board (or, if known, the consequences of which were not reasonably foreseeable to the Company Board as of the date of this Agreement) and materially affects the business, assets or operations of the Company and its Subsidiaries, taken as a whole; provided, however, that in no event will any of the following constitute or be taken into account in determining whether an “Intervening Event” has occurred: (a) the receipt, terms or existence of any Takeover Proposal or any matter relating thereto, (b) changes in the market price or trading volume of the capital stock of the Company or any of its Subsidiaries, or (c) the Company or any of its Subsidiaries meeting, exceeding or failing to meet internal or publicly announced financial projections, forecasts or predictions; provided, further, that, with respect to the foregoing clauses (b) and (c), any fact or Event giving rise to such change, meeting, exceedance or failure may otherwise constitute or be taken into account in determining whether an “Intervening Event” has occurred if not falling into the foregoing clause (a) of this definition.

“Intervening Event Notice Period” has the meaning set forth in Section 5.03(e).

“IRS” means the United States Internal Revenue Service.

“Knowledge” means: (a) with respect to the Company and its Subsidiaries, the actual knowledge of each of the individuals listed in Section 8.01 of the Company’s Disclosure Letter; and (b) with respect to Parent and its Subsidiaries, the actual knowledge of Jack Ezzell and Jeff Huntley; in each case, after due inquiry.

“Laws” means any federal, state, local, municipal, foreign, multi-national or other laws, common law, statutes, constitutions, ordinances, rules, regulations, codes, Orders, or legally enforceable requirements enacted, issued, adopted, promulgated, enforced, ordered, or applied by any Governmental Authority.

“Lease” means all leases, subleases, licenses, concessions, and other agreements (written or oral) under which the Company or any of its Subsidiaries holds any Leased Real Estate, including the right to all security deposits and other amounts and instruments deposited by or on behalf of the Company or any of its Subsidiaries thereunder.

“Leased Real Estate” means all leasehold or sub-leasehold estates and other rights to use or occupy any land, buildings, structures, improvements, fixtures, or other interest in real property held by the Company or any of its Subsidiaries.

“Legal Action” means any legal, administrative, arbitral, or other proceedings, suits, actions, investigations, examinations, claims, audits, hearings, charges, complaints, indictments, litigations, or examinations.

“Liability” means any liability, indebtedness, or obligation of any kind (whether accrued, absolute, contingent, matured, unmatured, determined, determinable, or otherwise, and whether or not required to be recorded or reflected on a balance sheet under GAAP).

“Liens” means, with respect to any property or asset, all pledges, liens, mortgages, charges, encumbrances, hypothecations, options, rights of first refusal, rights of first offer, and security interests of any kind or nature whatsoever.

“Look-Back Date” means January 1, 2019.

“Maximum Premium” has the meaning set forth in Section 5.07(c).

“Merger” has the meaning set forth in Section 1.01.

“Merger Consideration” has the meaning set forth in Section 2.01(b).

“Merger Sub” has the meaning set forth in the Preamble.

“Minimum 2022 Bonus” has the meaning set forth in Section 5.06(b).

“Nasdaq” has the meaning set forth in Section 3.03(c).

“Off-the-Shelf Software” means licenses for commercially available, unmodified, prepackaged, off-the-shelf software used by the Company or any of its Subsidiary.

“Order” has the meaning set forth in Section 3.09.

“Other Governmental Approvals” has the meaning set forth in Section 3.03(c).

“Owned Real Estate” means all land, together with all buildings, structures, fixtures, and improvements located thereon and all easements, rights of way, and appurtenances relating thereto, owned by the Company or any of its Subsidiaries.

“Parent” has the meaning set forth in the Preamble.

“Parent Benefit Plans” has the meaning set forth in Section 5.06(b).

“Parent Termination Fee” means $5,000,000.

“Paying Agent” has the meaning set forth in Section 2.02(a).

“Payment Fund” has the meaning set forth in Section 2.02(a).

“PBGC” has the meaning set forth in Section 3.12(d).

“Permits” has the meaning set forth in Section 3.08(b).

“Permitted Liens” means: (a) statutory Liens for current Taxes or other governmental charges not yet due and payable or the amount or validity of which is being contested in good faith (provided appropriate reserves required pursuant to GAAP have been made in respect thereof); (b) mechanics’, carriers’, workers’, repairers’, and similar statutory Liens arising or incurred in the ordinary course of business for amounts which are not delinquent or which are being contested by appropriate proceedings (provided appropriate reserves required pursuant to GAAP have been made in respect thereof); (c) zoning, entitlement, building, and other land use regulations imposed by Governmental Authorities having jurisdiction over such Person’s owned or leased real property, which are not violated by the current use and operation of such real property; (d) covenants, conditions, restrictions, easements, and other similar non-monetary matters of record affecting title to such Person’s owned or leased real property, which do not materially impair the occupancy or use of such real property for the purposes for which it is currently used in connection with such Person’s businesses; (e) any right of way or easement related to public roads and highways, which do not materially impair the occupancy or use of such real property for the purposes for which it is currently used in connection with such Person’s businesses; (f) any non-exclusive license to any Intellectual Property entered into in the ordinary course; (g) Liens arising under workers’ compensation, unemployment insurance, social security, retirement, and similar legislation; and (h) fee mortgages with respect to the leased real property.

“Person” means any individual, corporation, limited or general partnership, limited liability company, limited liability partnership, trust, association, joint venture, Governmental Authority, or other entity or group (which term will include a “group” as such term is defined in Section 13(d)(3) of the Exchange Act).

“Real Estate” means the Owned Real Estate and the Leased Real Estate.

“Representatives” has the meaning set forth in Section 5.03(a).

“Requisite Shareholder Approval” has the meaning set forth in Section 3.03(a).

“Sarbanes-Oxley Act” has the meaning set forth in Section 3.04(a).

“SEC” has the meaning set forth in Section 3.03(c).

“Securities Act” has the meaning set forth in Section 3.04(a).

“Special Committee” has the meaning set forth in the Recitals.

“Special Committee Financial Advisor” has the meaning set forth in Section 3.10.

“Star Brite International Transaction” means the transactions contemplated by that certain Equity Purchase Agreement, dated as of June 21, 2022, by and among Peter G. Dornau, Maureen Dornau and One Water Assets & Operations, LLC.

“Real Estate Transaction” means the transactions contemplated by that certain Real Estate Sales Contract, dated as of June 21, 2022, by and between PEJE, Inc. and One Water Assets & Operations, LLC.

“Shareholder Written Consent” has the meaning set forth in Section 5.04(a).

“Specified Indebtedness” means the indebtedness evidenced by (i) that certain Business Loan Agreement, effective July 30, 2021, between the Company and Regions Bank; (ii) that certain Credit Agreement, dated July 20, 2021, between Kinpak, Inc. and Regions Bank; (iii) that certain Promissory Note dated July 13, 2018 made by Star-brite Distributing, Inc. to Snappy Marine Inc. in the principal amount of $ 1,000,000.

“Subsidiary” of a Person means  any other Person of which at least a majority of the securities or ownership interests having by their terms ordinary voting power to elect a majority of the board of directors or other persons performing similar functions is directly or indirectly owned or controlled by such Person and/or by one or more of its Subsidiaries.

“Superior Proposal” means a bona fide written Takeover Proposal (except that, for purposes of this definition, each reference in the definition of “Takeover Proposal” to “25% or more” shall be “more than 50%”) that the Company Board (acting upon the recommendation of the Special Committee) determines in good faith (after consultation with its financial advisors, if any, and outside legal counsel) is (a) reasonably likely to be consummated in accordance with its terms, and (b) if consummated, more favorable to the holders of Company Common Stock than the transactions contemplated by this Agreement; in each case, after taking into account all legal, financial and regulatory and other aspects of the proposal, including availability of financing, and any changes to the terms of this Agreement proposed by Parent in response to such offer or proposal, or otherwise.

“Superior Proposal Notice Period” has the meaning set forth in Section 5.03(d).

“Support Agreements” has the meaning set forth in the Recitals.

“Surviving Corporation” has the meaning set forth in Section 1.01.

“Takeover Proposal” means an inquiry, proposal, or offer from, or indication of interest in making a proposal or offer by, any Person or group (other than Parent and its Subsidiaries, including Merger Sub), relating to any transaction or series of related transactions (other than the transactions contemplated by this Agreement), involving any: (a) direct or indirect acquisition of assets of the Company or its Subsidiaries (including any voting equity interests of Subsidiaries, but excluding sales of assets in the ordinary course of business) equal to 25% or more of the fair market value of the Company’s and its Subsidiaries’ consolidated assets or to which 25% or more of the Company’s and its Subsidiaries’ net revenues or net income on a consolidated basis are attributable; (b) direct or indirect acquisition of 25% or more of the voting equity interests of the Company or any of its Subsidiaries whose business constitutes 25% or more of the consolidated net revenues, net income, or assets of the Company and its Subsidiaries, taken as a whole; (c) tender offer or exchange offer that if consummated would result in any Person or group (as defined in Section 13(d) of the Exchange Act) beneficially owning (within the meaning of Section 13(d) of the Exchange Act) 25% or more of the voting power of the Company; (d) merger, consolidation, other business combination, or similar transaction involving the Company or any of its Subsidiaries, pursuant to which such Person or group (as defined in Section 13(d) of the Exchange Act) would own 25% or more of the consolidated net revenues, net income, or assets of the Company, and its Subsidiaries, taken as a whole; (e) liquidation, dissolution (or the adoption of a plan of liquidation or dissolution), or recapitalization or other significant corporate reorganization of the Company or one or more of its Subsidiaries which, individually or in the aggregate, generate or constitute 25% or more of the consolidated net revenues, net income, or assets of the Company and its Subsidiaries, taken as a whole; or (f) any combination of the foregoing.

“Taxes” means all federal, state, local, foreign, and other income, gross receipts, sales, use, production, ad valorem, transfer, franchise, registration, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, estimated, excise, severance, environmental, stamp, occupation, premium, property (real or personal), real property gains, windfall profits, customs, duties or other taxes, fees, assessments, or charges of any kind whatsoever, together with any interest, additions, or penalties with respect thereto and any interest in respect of such additions or penalties.

“Tax Returns” means any return, declaration, report, claim for refund, information return or statement, or other document relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Treasury Regulations” means the Treasury regulations promulgated under the Code.

“Voting Debt” has the meaning set forth in Section 3.02(c).

“Written Consent Delivery Period” has the meaning set forth in Section 5.04(a).

EXHIBIT B

SURVIVING CORPORATION ARTICLES OF INCORPORATION

[See attached.]